Filed Pursuant to Rule 424(b)(5)
Registration No. 333-228279

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated August 18, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated December 3, 2018)

$50,000,000

2,000,000 Shares of 7.0% Perpetual Non-Cumulative, Convertible Preferred Stock, Series A

We are offering 2,000,000 shares of our 7.0% Perpetual Non-Cumulative, Convertible Preferred Stock, Series A, $0.01 par value per share, with a $25 liquidation preference per share (“Series A Preferred Stock”).

Dividends on the Series A Preferred Stock, when, as and if declared by our board of directors, will be payable in cash on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on March 1, June 1, September 1, and December 1 of each year, commencing on December 1, 2020. See “Description of Series A Preferred Stock—Dividends.”

The shares of Series A Preferred Stock are perpetual and have no maturity date. We may, at our option, redeem the Series A Preferred Stock, in whole but not in part, at any time within 90 days after the occurrence of a Regulatory Capital Treatment Event (as defined herein), at a redemption price in cash equal to $25 per share, plus all declared and unpaid dividends. See “Description of Series A Preferred Stock—Optional Redemption Upon a Regulatory Capital Treatment Event.”

Holders of shares of Series A Preferred Stock may convert such shares at any time and from time to time into shares of our common stock at a conversion price of $3.00 per share of our common stock (the “Conversion Price”), subject to adjustment upon certain events. See “Description of Series A Preferred Stock—Conversion at the Option of the Holder.” At any time after August ____, 2025, we may cause the outstanding shares of Series A Preferred Stock to convert into shares of our common stock if the price of our common stock exceeds 125% of the Conversion Price then applicable to the Series A Preferred Stock. See “Description of Series A Preferred Stock—Mandatory Conversion at Our Option.”

We intend to use the net proceeds we receive from this offering for working capital and other general corporate purposes. See “Use of Proceeds.”

The Series A Preferred Stock will not have voting rights, except as set forth under “Description of Series A Preferred Stock—Voting Rights.”

The Series A Preferred Stock is a new issue of securities with no established trading market. We do not intend to apply for the listing or trading of the Series A Preferred Stock on any securities exchange or trading facility or for inclusion of the Series A Preferred Stock in any automated dealer quotation system.

Investing in the Series A Preferred Stock involves risks. See the “Risk Factors” section on page S-11 of this prospectus supplement.

	Per Share	Total
Price to the Public	$	$
Placement Agent Fees	$	$
Proceeds, before expenses, to us	$	$

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are offering these shares of Series A Preferred Stock on a reasonable efforts basis primarily to institutional investors. We have retained Keefe, Bruyette & Woods, Inc. and Piper Sandler & Co. as exclusive placement agents in connection with this offering. The placement agents have no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. The securities are expected to be delivered to purchasers on or about August ____, 2020.

Keefe, Bruyette & Woods	Piper Sandler
A Stifel Company

The date of this prospectus supplement is August ____, 2020.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-1
PROSPECTUS SUPPLEMENT SUMMARY	S-4
RISK FACTORS	S-11
USE OF PROCEEDS	S-17
CAPITALIZATION	S-18
DESCRIPTION OF SERIES A PREFERRED STOCK	S-19
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	S-35
PLAN OF DISTRIBUTION	S-40
LEGAL MATTERS	S-42
EXPERTS	S-42
WHERE YOU CAN FIND MORE INFORMATION	S-42
INCORPORATION BY REFERENCE	S-42

PROSPECTUS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
ABOUT REPUBLIC FIRST BANCORP, INC.	5
RISK FACTORS	5
USE OF PROCEEDS	5
SECURITIES WE MAY OFFER	6
DESCRIPTION OF COMMON STOCK	7
DESCRIPTION OF PREFERRED STOCK	15
DESCRIPTION OF WARRANTS	16
DESCRIPTION OF DEBT SECURITIES	17
PLAN OF DISTRIBUTION	20
LEGAL MATTERS	22
EXPERTS	22

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of our Series A Preferred Stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to our Series A Preferred Stock. If the description of our Series A Preferred Stock or the offering of our Series A Preferred Stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. We have not, and the placement agents have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell our Series A Preferred Stock and seeking offers to buy our Series A Preferred Stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any such free writing prospectus is accurate only as of their respective dates and the information contained in documents incorporated by reference is accurate only as of the respective dates of those documents, in each case regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any such free writing prospectus or any sale of our Series A Preferred Stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement, the accompanying prospectus and any related free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) and the offering of our Series A Preferred Stock in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus and any such free writing prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference contain, and any related free writing prospectus issued by us may contain, statements that are not historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions with respect to the future, involve risks and uncertainties, and are not guarantees of performance. Future results may differ materially from those expressed in the forward-looking statements. Unless otherwise expressly stated, these forward-looking statements represent our estimates and assumptions only as of the respective dates of the documents in which such forward-looking statements appear. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors.

Forward-looking statements can be identified by words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “target,” “pursue,” “outlook,” “maintain,” or similar expressions, or when we discuss our guidance, strategy, goals, vision, mission, opportunities, projections or intentions.

Factors, among others, that could cause our actual results and future actions to differ materially from those described in any forward-looking statements include risks and uncertainties relating to:

●	general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system;

●	the adequacy of our allowance for loan losses and our methodology for determining such allowance;

●	adverse changes in our loan portfolio and credit risk-related losses and expenses;

●	concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area;

●	changes in interest rates;

●

business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items;

●	deposit flows;

●	loan demand;

●	the regulatory environment, including evolving banking industry standards and changes in legislation or regulation;

●	our securities portfolio and the valuation of our securities;

●	accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements;

●	rapidly changing technology;

●	health emergencies, including the spread of infectious diseases or pandemics;

●	litigation liabilities, including costs, expenses, settlements and judgments;

●	other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services;

●

public health crises (such as governmental, social and economic effects of the novel coronavirus (“COVID-19”)), increased defaults as a result of economic disruptions caused by COVID-19, the impact of governmental orders issued in response to COVID-19, and the impact of the COVID-19 pandemic on our business and results of operations;

●

weather, natural disasters, accidents, equipment failures, computer system outages and other events that disrupt our operations, some of which may not be covered by insurance (including costs in excess of applicable policy limits), may be disputed by insurers or may otherwise not be recoverable through regulatory mechanisms or may impact our ability to obtain satisfactory levels of affordable insurance;

●	cybersecurity threats to the information and systems used to operate our businesses, and the confidentiality of the personal information of our customers and employees;

●	the impact of changes to federal and state tax laws and our ability to mitigate adverse impacts; and

●	other uncertainties, some of which may be difficult to predict and are beyond our control.

Investing in our Series A Preferred Stock involves risk. You should review and consider carefully the risks, uncertainties and other factors that affect our business and our securities as described herein and in the “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other sections in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020 and the quarter ended June 30, 2020, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks, uncertainties and other factors could cause you to suffer a loss of all or part of your investment in our Series A Preferred Stock. Before making an investment decision, you should carefully consider these factors and risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus issued by us. Risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, financial results and the value of our Series A Preferred Stock.

We caution you not to rely unduly on any forward-looking statements. You should review and consider carefully the risks, uncertainties and other factors that affect our business as described herein and in our reports and other documents on file with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus issued by us. You may obtain copies of these reports and documents as described under “Where You Can Find More Information” in the accompanying prospectus.

This prospectus supplement, the accompanying prospectus, the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus we provide you in connection with this offering may include or incorporate by reference market, demographic and industry data and forecasts that are based on or derived from sources such as independent industry publications, publicly available information, government data and other information from third parties or that have been compiled or prepared by our management or employees. We do not guarantee the accuracy or completeness of any of this information, and we have not independently verified any of the information provided by third-party sources. In addition, market, demographic and industry data and forecasts involve estimates, assumptions and other uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement and under similar headings in documents that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. Accordingly, you should not place undue reliance on any of this information.

PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. You should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents they incorporate by reference and any related free writing prospectus issued by us, before making an investment decision. Unless we state otherwise, or the context otherwise requires, references in this prospectus supplement to “the Company,” “we,” “us” and “our” should be read to refer to Republic First Bancorp, Inc. and its consolidated subsidiaries, references in this prospectus supplement to “Republic” and “the Bank” mean Republic First Bank, doing business as Republic Bank, and references in this prospectus supplement to currency amounts are in U.S. dollars.

Republic First Bancorp, Inc.

Republic First Bancorp, Inc. was organized and incorporated under the laws of the Commonwealth of Pennsylvania in 1987 and is the holding company for Republic First Bank, which does business under the name Republic Bank. Republic offers a variety of credit and depository banking services. Such services are offered to individuals and businesses primarily in the Greater Philadelphia, Southern New Jersey, and the New York City area through offices and branches in Philadelphia, Bucks, Delaware, and Montgomery Counties in Pennsylvania, Atlantic, Burlington, Camden, and Gloucester Counties in New Jersey, and New York County in New York.

As of June 30, 2020, we had total assets of approximately $4.4 billion, total shareholders’ equity of approximately $255.2 million, total deposits of approximately $3.6 billion, and net loans receivable of approximately $2.5 billion. We had a net loss of $3.5 million for the year ended December 31, 2019 and net income of $1.9 million for the six months ended June 30, 2020. We have one reportable segment: community banking. The community bank segment primarily encompasses the commercial loan and deposit activities of Republic, as well as residential mortgage and other consumer loan products in the area surrounding its stores. We provide banking services through Republic First Bank, and do not presently engage in any activities other than traditional banking activities.

Republic Bank

Republic First Bank is a commercial bank chartered pursuant to the laws of the Commonwealth of Pennsylvania, and is subject to examination and comprehensive regulation by the Federal Deposit Insurance Corporation (or the “FDIC”) and the Pennsylvania Department of Banking and Securities. Republic First Bank is a subsidiary of Republic First Bancorp, Inc. Republic First Bank does business under the name of Republic Bank. The deposits held by the Bank are insured, up to applicable limits, by the Deposit Insurance Fund of the FDIC.

Our principal executive offices are located at 50 South 16th Street, Suite 2400, Philadelphia, Pennsylvania 19102, and our telephone number is (215) 735-4422.

THE OFFERING

The following summary contains basic information about this offering. It does not contain all the information that is important to you. You should read this prospectus supplement and the accompanying prospectus, the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus we may provide you in connection with this offering carefully before making an investment decision.

Issuer	Republic First Bancorp, Inc.

Securities Offered	2,000,000 shares of our 7.0% Perpetual Non-Cumulative, Convertible Preferred Stock, Series A (“Series A Preferred Stock”), $0.01 par value, with a $25 liquidation preference per share.

Further Issuances

We may at any time and from time to time, without notice to or the consent of the holders of the Series A Preferred Stock, issue additional shares of our Series A Preferred Stock, and all such additional shares would be deemed to form a single series with the Series A Preferred Stock offered hereby.

Dividends

Holders of the Series A Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, non-cumulative cash dividends at the rate of 7.0% per annum on the liquidation preference of $25 per share, payable quarterly in arrears on March 1, June 1, September 1, and December 1 of each year, commencing on December 1, 2020 (each, a “dividend payment date”).

Dividends payable on the Series A Preferred Stock for any dividend period (as defined herein) (or portion thereof) will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on the Series A Preferred Stock will be not be cumulative. Accordingly, if our board of directors, or an authorized committee thereof, does not declare a dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, no dividend will be paid with respect to that dividend period and no dividends shall accumulate or be payable with respect to such period.

Dividend Rate	The dividend rate on the Series A Preferred Stock will be 7.0% per annum of the $25 liquidation preference per share.

Restrictions on Dividends

So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid on all outstanding shares of Series A Preferred Stock, no dividend or distribution shall be declared or paid on our common stock or any other junior stock (as defined herein), and no common stock or any other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries. See “Description of Series A Preferred Stock—Dividends.”

When dividends on shares of the Series A Preferred Stock (i) have not been declared and paid in full on any dividend payment date or (ii) have been declared but a sum of cash sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date (as defined herein), no dividends may be declared or paid on any parity stock (as defined herein) unless dividends are declared on the shares of Series A Preferred Stock such that the respective amounts of such dividends declared on the shares of Series A Preferred Stock and such parity stock shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Series A Preferred Stock and such parity stock bear to each other. See “Description of Series A Preferred Stock—Dividends.”

The Series A Preferred Stock will rank junior as to payment of dividends to any class or series of our senior stock (as defined herein) that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, full dividends on any class or series of senior stock, we expect that the terms of any senior stock we may issue will provide that we may not pay any dividends on the outstanding Series A Preferred Stock or repurchase any shares of Series A Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the senior stock that must, under the terms of such securities, be paid before we may pay dividends on, or redeem or repurchase, the Series A Preferred Stock. See “Description of Series A Preferred Stock—Dividends.”

No dividends on the Series A Preferred Stock shall be declared and paid (or declared and a sufficient sum of cash set aside for the payment thereof) at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits such declaration and payment (or declaration and setting aside of a sufficient sum of cash for the payment thereof) or if the declaration and payment (or the declaration and setting aside of a sufficient sum of cash for the payment thereof) would constitute a breach of or default under any such agreement or be restricted or prohibited by law. See “Risk Factors – We may be unable to, or may choose not to, pay dividends on our Series A Preferred Stock or our common stock” and “Risk Factors – If we are deferring payments on our outstanding junior subordinated notes, we will be prohibited from making distributions on or redeeming the Series A Preferred Stock.”

Payment of dividends on the Series A Preferred Stock is subject to certain other restrictions described under “Description of Series A Preferred Stock—Dividends.”

No Maturity Date

The Series A Preferred Stock does not have any maturity date, and we are not required to redeem or repurchase the Series A Preferred Stock at any time. Accordingly, the Series A Preferred Stock will remain outstanding perpetually, unless and until we or you decide to convert the Series A Preferred Stock to shares of our common stock.

Redemption

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provision. Holders of the shares of Series A Preferred Stock will not have the right to require us to repurchase or redeem shares of the Series A Preferred Stock. See “Description of Series A Preferred Stock—General.”

Redemption Upon a Regulatory Capital Treatment Event

We may, at our option, redeem the Series A Preferred Stock in whole but not in part, at any time within 90 days following the occurrence of a Regulatory Capital Treatment Event (as defined herein), at a redemption price in cash equal to the Series A Preferred Stock liquidation preference of $25 per share, plus all declared and unpaid dividends.

“Regulatory Capital Treatment Event” means the good faith determination by the Company that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective (or will become effective) after the initial issuance of any share of the Series A Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective (or will become effective) after the initial issuance of any share of the Series A Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations promulgated by the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate Federal banking agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.

Ranking

The Series A Preferred Stock will rank, with respect to dividend rights and distribution rights upon our liquidation, winding-up and dissolution:

●     senior to our common stock and each other class or series of our capital stock established after the initial issue date the terms of which do not expressly provide that such class or series will rank senior to or on parity with the Series A Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (collectively, the “junior stock”);

●     on parity with each class or series of our capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (collectively, the “parity stock”);

●     junior to each class or series of our capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (collectively, the “senior stock”);

●     junior to our existing and future indebtedness and other liabilities; and

●     structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries and capital stock of our subsidiaries held by third parties, which means that creditors of our subsidiaries and any third parties holding capital stock of our subsidiaries will be paid from the assets of such subsidiaries before holders of the Series A Preferred Stock would have any claims to those assets.

Parity stock with respect to the Series A Preferred Stock may include, without limitation, series of our preferred stock hereafter existing that have different dividend rates, redemption features, mechanics, dividend periods (e.g., quarterly rather than semi-annually), payment of dividends (whether cumulative or non-cumulative), payment dates and record dates than the Series A Preferred Stock and that may be convertible into or exchangeable for other securities.

As of the date of this prospectus supplement, we do not have any junior stock, other than our common stock, or any senior stock or parity stock outstanding. See “Description of Series A Preferred Stock—Ranking.”

Liquidation Rights

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Series A Preferred Stock will be entitled to receive a liquidation preference in the amount of $25 per share of the Series A Preferred Stock, plus an amount equal to declared and unpaid dividends on such shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our shareholders, after satisfaction of debt and other liabilities owed to our creditors and holders of shares of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock).

If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the foregoing amounts payable in respect of the Series A Preferred Stock and the liquidation preference of, and the amount of unpaid dividends (to, but excluding, the date fixed for such liquidation, winding-up or dissolution) on, all other parity stock are not paid in full, the holders of the Series A Preferred Stock and all holders of any such other parity stock will share equally and ratably in any distribution of our assets in proportion to their respective liquidation preferences and amounts equal to unpaid dividends to which they are entitled. See “Description of Series A Preferred Stock—Liquidation Preference.”

Voting Rights

The holders of the Series A Preferred Stock will not have any voting rights, except with respect to any authorization or creation or increase in the authorized amount of any class or series of senior stock, certain amendments to the terms of the Series A Preferred Stock, certain non-payments of dividends, certain other fundamental corporate events and as otherwise specifically required by Pennsylvania law. See “Description of Series A Preferred Stock—Voting Rights.”

Conversion by Holders

Holders of the Series A Preferred Stock have the option to convert their shares of Series A Preferred Stock in whole or in part (but in no event less than one share of the Series A Preferred Stock), at any time and from time to time, into the number of shares of our common stock equal to the quotient achieved when $25.00 is divided by the conversion price then in effect, which initially will be $3.00 per share (the “Conversion Price”) as described under “Description of Series A Preferred Stock—Conversion at the Option of the Holder.”  The Conversion Price is subject to certain anti-dilution adjustments. See “Description of Series A Preferred Stock—Anti-Dilution Adjustments.”

Mandatory Conversion

On or after the fifth anniversary of the issue date of the Series A Preferred Stock, we may, at our option, require holders of the Series A Preferred Stock to convert each share of Series A Preferred Stock into the number of shares of our common stock determined by the Conversion Rate (as defined herein). We may exercise this option only if the closing sale price for our common stock equals or exceeds 125% of the then prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the fifth trading day immediately prior to our issuance of a press release announcing our exercise of this option. See “Description of the Series A Preferred Stock — Mandatory Conversion at Our Option.”

Conversion Rate

Upon conversion each share of Series A Preferred Stock will convert into 8.33 shares of our common stock, subject to anti-dilution adjustments (the “Conversion Rate”); provided that the Conversion Rate shall not be more than _____ shares of our common stock for each share of Series A Preferred Stock.

Conversion Price

The initial Conversion Price of the Series A Preferred Stock is $3.00 for each share of our common stock and is subject to anti-dilution adjustments; provided that the Conversion Price shall not be less than $_____ for each share of our common stock.

Anti-Dilution Adjustments

The Conversion Rate and the Conversion Price may be adjusted in the event of, among other things: (i) we pay share dividends or share distributions; (ii) we subdivide or combine our common stock; (iii) we issue to all holders of our common stock rights or warrants entitling holders to subscribe for or purchase our common stock at less than the then-current market value, subject to certain exceptions; (iv) we distribute to all holders of our common stock evidences of our indebtedness, cash or other assets, including securities, subject to certain exceptions; (v) we distribute cash to all holders of our common stock, subject to certain exceptions including cash dividends on our common stock to the extent a full cash dividend is paid on the Series A Preferred Stock for the most recently completed dividend period; (vi) we complete a tender or exchange offer for our common stock where the cash and the value of any other consideration included in the payment per common share exceeds the closing sales price per common share on the trading day immediately succeeding the expiration of the tender or exchange offer. See “Description of Series A Preferred Stock—Anti-Dilution Adjustments.”

Preemptive Rights	None

Material United States Federal Income Tax Considerations	You should carefully read the section entitled “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We intend to use the net proceeds we receive from this offering for working capital and other general corporate purposes. See “Use of Proceeds.”

Transfer Agent, Registrar and Dividend Disbursing Agent	Computershare, Inc. and Computershare Trust Company, N.A. will serve as the transfer agent, registrant, and dividend disbursing agent for the Series A Preferred Stock.

Risk Factors

See “Risk Factors” in this prospectus supplement and the accompanying prospectus and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the risks and other factors you should carefully consider before deciding to invest in shares of our Series A Preferred Stock.

RISK FACTORS

Investment in our Series A Preferred Stock involves risks. You should carefully consider the risks described below and the risk factors incorporated into this prospectus supplement and the accompanying prospectus by reference to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any Current Reports on Form 8-K filed (and not furnished) by us with the SEC subsequent to the last day of the fiscal year covered by our most recent Annual Report on Form 10-K and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, as well as any free writing prospectus we may provide you in connection with this offering, before acquiring any of our Series A Preferred Stock. The occurrence of any of these risks might cause you to lose all or part of your investment in the shares of Series A Preferred Stock. See also “Cautionary Note Regarding Forward-Looking Statements.”

You will have no voting rights with respect to the Series A Preferred Stock except under limited circumstances.

You will have no voting rights with respect to the Series A Preferred Stock, except with respect to certain amendments to the terms of the Series A Preferred Stock, in the case of certain non-payment of dividends, certain fundamental corporate events, and except as specifically required by Pennsylvania law or by our articles of incorporation. You will have no right to vote for any members of our board of directors except in the case of certain non-payment of dividends. See “Description of Series A Preferred Stock—Voting Rights.” This means that, except under the specific circumstances described under such caption, you will not have the right to participate in any decisions regarding or affecting our company or your investment, including the election of directors or any extraordinary events, such as a merger, acquisition or other similar transaction. Decisions on those matters could be made in a manner that materially and adversely affects your interests.

The Series A Preferred Stock will rank junior to all of our debt and other consolidated liabilities.

In the event of a bankruptcy, liquidation, winding-up or dissolution, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our debt and other consolidated liabilities and any amounts owing to holders of any senior stock and third-party holders of any capital stock of our subsidiaries have been paid. In the event of a bankruptcy, liquidation, winding-up or dissolution, there may not be sufficient assets remaining, after paying our and our subsidiaries’ debt and other liabilities, to pay amounts due on any or all of the Series A Preferred Stock then outstanding.

As of June 30, 2020, we had approximately $11.3 million of total outstanding debt on an unconsolidated basis (consisting of debt of the Company only and not of any of its subsidiaries or affiliates), all of which is senior in right of payment to the Series A Preferred Stock. As of June 30, 2020, we had approximately $3.7 billion of total outstanding debt on a consolidated basis (consisting of debt of the Company and its consolidated subsidiaries, including $3.6 billion in deposits held by customers of the Bank), all of which is senior or structurally senior in right of payment to the Series A Preferred Stock. We have the ability to, and may, incur additional debt and other liabilities in the future. See “Description of Series A Preferred Stock—Ranking.”

We may be unable to, or may choose not to, continue to pay dividends on our Series A Preferred Stock or our common stock.

As described below under “Our ability to pay dividends and to meet our debt obligations largely depends on the performance of our subsidiaries and the ability to utilize the cash flows from those subsidiaries and federal regulatory considerations,” we conduct our operations primarily through our subsidiaries, and substantially all of our consolidated assets are held by our subsidiaries. Any future payments of dividends, and the amount of any dividends we pay, on the Series A Preferred Stock and our common stock, and any other series of our preferred stock we may issue in the future will depend on, among other things, our financial condition, capital requirements and results of operations, and the ability of our subsidiaries to distribute cash to us, as well as other factors that our board of directors may consider relevant. Any failure to pay scheduled dividends on our Series A Preferred Stock would likely have a material adverse impact on the market price of our Series A Preferred Stock. Moreover, dividends on the Series A Preferred Stock are only payable when, as and if declared by our board of directors and only out of legally available funds. Therefore, we cannot assure you that dividends on the Series A Preferred Stock will be declared by our board of directors or that such dividends will be paid on the dividend payment dates described herein, or at all. As a result of our ability to not pay dividends on the Series A Preferred Stock, the market price of the Series A Preferred Stock may be more volatile than the market prices of other securities that are not subject to such a feature. In addition, securities that we may issue in the future and agreements to which we are or become a party, including agreements governing any future indebtedness of ours and our outstanding junior subordinated notes described below, may further limit our ability to pay dividends on our capital stock, including the Series A Preferred Stock. In the event that any such securities or agreements restrict our ability to pay dividends on the Series A Preferred Stock, we may be unable to pay dividends on the Series A Preferred Stock.

If we are deferring interest payments on our outstanding junior subordinated notes, we will be prohibited from making distributions on the Series A Preferred Stock.

As of June 30, 2020, we had outstanding $11.3 million aggregate principal amount of our variable rate junior subordinated notes (the “junior subordinated notes”). Under the terms of the junior subordinated notes, we are permitted, at our option, to defer interest payments on the notes. The terms of our outstanding junior subordinated notes prohibit us from declaring or paying any dividends or distributions on our common stock, Series A Preferred Stock or other capital stock, or redeeming, purchasing, acquiring, or making a liquidation payment on our common stock, Series A Preferred Stock or other capital stock, at any time when we are deferring payment of interest on those junior subordinated notes. As a result, the terms of our junior subordinated notes may prohibit us from declaring or paying dividends on the Series A Preferred Stock.

We may redeem the Series A Preferred Stock under certain circumstances.

The Series A Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. However, by its terms, the Series A Preferred Stock may be redeemed by us at our option in whole, but not in part, at any time within 90 days after the occurrence of a Regulatory Capital Treatment Event, at a redemption price in cash equal to $25 per share of Series A Preferred Stock, plus all declared and unpaid dividends. If we choose to redeem the Series A Preferred Stock upon the occurrence of a Regulatory Capital Treatment Event, you may not be able to reinvest the redemption proceeds in a comparable security at an effective dividend or interest rate as high as the dividend payable on the Series A Preferred Stock.

Restrictions on our ability to pay dividends on our common stock and repurchase our common stock upon the non-payment of dividends on the Series A Preferred Stock may only be effective to the extent we plan to pay dividends on, or repurchase, shares of, our common stock.

The terms of the Series A Statement with Respect to Shares designating the rights and preferences of the Series A Preferred Stock prohibit us from declaring or paying dividends and distributions on our common stock and other junior stock, subject to certain exceptions, unless the full dividends for the most recently completed dividend period have been declared and paid on all outstanding shares of Series A Preferred Stock. These provisions are commonly referred to as a “dividend blocker” and are designed to deter us from missing dividend payments on the Series A Preferred Stock. However, we have never declared or paid cash dividends on our common stock and have no plans to do so for 2020 or for the foreseeable future. Likewise, we have not repurchased any shares of our common stock and have no plans to do so for 2020 or for the foreseeable future. Although holders of the Series A Preferred Stock have the ability to elect two directors upon six missed dividend payments, whether or not consecutive, on the Series A Preferred Stock, the dividend blocker may not serve as a deterrent to missed dividend payments if we are not paying dividends on, or repurchasing, our common stock or other junior stock.

There may be future sales of Series A Preferred Stock or another series of parity stock, which may adversely affect the market price of the Series A Preferred Stock.

We are not restricted from issuing additional Series A Preferred Stock, securities similar to the Series A Preferred Stock or another series of parity stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Series A Preferred Stock. Holders of the Series A Preferred Stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of the Series A Preferred Stock could decline as a result of sales of Series A Preferred Stock or of other securities made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. Thus, holders of the Series A Preferred Stock bear the risk of our future offerings reducing the market price of the Series A Preferred Stock and diluting their holdings in the Series A Preferred Stock.

If we do not pay full dividends on any future parity stock, we will not be able to pay full dividends on the Series A Preferred Stock, and if we do not pay dividends on any future senior stock, we will not be able to pay any dividends on the Series A Preferred Stock.

If we do not pay full dividends on any series of parity stock that we may issue in the future, we will not be able to pay dividends on the Series A Preferred Stock, except to the extent that dividends are paid pro rata on all outstanding shares of parity stock. Similarly, if we issue any series of senior stock, we expect that if we do not pay any amount of stated dividends thereon, we will not be able to pay any dividends on the Series A Preferred Stock.

Our ability to pay dividends and to meet our debt obligations largely depends on the performance of our subsidiaries and the ability to utilize the cash flows from those subsidiaries and federal regulatory considerations.

The Company is a holding company, substantially all of whose assets are owned by its subsidiaries. Because we are a holding company, our ability to pay dividends and meet our debt and other obligations depends almost entirely on cash flows from our subsidiaries and, in the short term, our ability to raise capital from external sources. In the long term, cash flows from our subsidiaries depend on their ability to generate operating cash flows in excess of their own expenditures, common and preferred stock dividends (if any), and debt or other obligations. The inability to access capital from our subsidiaries as well from the capital markets could have a material adverse effect on our cash flows and financial condition and on our ability to pay dividends on the Series A Preferred Stock. There are also various legal and regulatory prohibitions and other restrictions on the ability of the Bank to pay dividends, extend credit or otherwise transfer funds to the Company. Various federal and state statutory provisions and regulations limit the amount of dividends that the Bank may pay to the Company without regulatory approval. In addition, as a matter of policy, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) may restrict or prohibit the payment of dividends on the Series A Preferred Stock if (i) the Company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the Company’s prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; (iii) the Company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios; or (iv) the Federal Reserve otherwise determines that the payment of dividends would constitute an unsafe or unsound practice. Recent and future regulatory developments may result in additional restrictions on the Company’s ability to pay dividends.

Anti-takeover provisions in our organizational documents might discourage, delay or prevent changes in control of our company and may result in an entrenchment of management and diminish the value of the Series A Preferred Stock.

Our articles of incorporation and bylaws contain certain anti-takeover provisions that may make it more difficult or expensive or may discourage a tender offer, change in control or takeover attempt that is opposed by our Board of Directors.  In particular, the articles of incorporation and bylaws classify our Board of Directors into three groups, so that shareholders elect only approximately one-third of the Board each year; permit shareholders to remove directors only for cause and only upon the vote of the holders of at least 75% of the voting shares; require our shareholders to give us advance notice to nominate candidates for election to the Board of Directors or to make shareholder proposals at a shareholders’ meeting; require the vote of the holders of at least 75% of our voting shares for shareholder amendments to our bylaws; require the vote of the holders of at least 75% of our voting shares to approve certain business combinations; and restrict the holdings and voting rights of shareholders who would acquire more than 10% of our outstanding common stock without the approval of two-thirds of our Board of Directors. These provisions of our articles of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of our shareholders may consider such proposals desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of our Board of Directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in certain tender offers, including tender offers at prices above the then-current market value of our common stock, and may also inhibit increases in the trading price of our common stock that could result from takeover attempts or speculation.

In addition, anti-takeover provisions in Pennsylvania law could make it more difficult for a third party to acquire control of us. These provisions could adversely affect the market price of our common stock and could reduce the amount that shareholders might receive if we are sold. For example, Pennsylvania law may restrict a third party’s ability to obtain control of us and may prevent shareholders from receiving a premium for their shares of our common stock. Pennsylvania law also provides that our shareholders are not entitled by statute to propose amendments to our articles of incorporation. See “Description of Common Stock—Anti-Takeover Provisions” in the accompanying prospectus for a more detailed description of such provisions of Pennsylvania laws and the anti-takeover provisions of our articles of incorporation and bylaws.

An active trading market for the Series A Preferred Stock does not exist and may not develop.

The Series A Preferred Stock is a new issue of securities with no established trading market. The Series A Preferred Stock will not be listed on any securities exchange or included in any automated dealer quotation system. As a result, an active after-market for the Series A Preferred Stock may not develop or be sustained and holders of the Series A Preferred Stock may not be able to sell their shares of Series A Preferred Stock at favorable prices or at all. The difference between bid and ask prices in any secondary market for the Series A Preferred Stock could be substantial. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Series A Preferred Stock, and holders of the Series A Preferred Stock (which does not have a maturity date) may be required to bear the financial risks of an investment in the Series A Preferred Stock for an indefinite period of time.

We may need to raise additional capital in the future, and raising additional funds by issuing additional equity securities or with additional debt financing may cause dilution to shareholders or restrict our ability to pay dividends.

We may need to raise additional capital in the future. We may raise additional funds through public or private equity or debt offerings or other financings. Additional issuances of equity securities, including additional shares of the Series A Preferred Stock or shares of any new series of parity stock or senior stock, or debt or other securities that are convertible into or exchangeable for, or that represent the right to receive, Series A Preferred Stock or any new series of parity stock or senior stock, could dilute the economic and other rights and interests of holders of shares of the Series A Preferred Stock and cause the market price of the Series A Preferred Stock to decline.

Any new debt instruments that we issue may include restrictive covenants that place limitations on additional borrowings, as well as prohibitions or limitations on our ability to pay dividends, or redeem or repurchase our stock.

The market price of our common stock, which may fluctuate significantly, will directly affect the market price for the Series A Preferred Stock.

We expect that, generally, the market price of our common stock will significantly affect the market price of the Series A Preferred Stock. This may result in greater volatility in the market price of the Series A Preferred Stock than would be expected for nonconvertible preferred stock. Significant fluctuations in the market price and trading volume of our common stock may result not only from general stock market conditions but also from a change in sentiment in the market regarding our operations, business prospects, capital requirements or this offering. In addition to the risk factors related to our business discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 incorporated by reference into this prospectus supplement, the price and volume volatility of our common stock may be affected by:

●	developments in our business generally;

●	quarterly variations in our operating results;

●	regulatory changes affecting our operations;

●	operating results that vary from the expectations of management, securities analysts and investors;

●	changes in expectations as to our future financial performance;

●	announcements of strategic developments, acquisitions, and other material events by us or our competitors;

●	the operating and securities price performance of other companies that investors believe are comparable to us;

●	future sales of our equity or equity-related securities; and

●	economic conditions and monetary and other governmental actions designed to address those conditions.

In addition, we expect that the market price of the Series A Preferred Stock will be influenced by yield and interest rates in the capital markets, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the Conversion Rate. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of the Series A Preferred Stock and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and the Series A Preferred Stock. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the Series A Preferred Stock as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of the Series A Preferred Stock.

Sales or issuances of substantial amounts of our common stock in the public market, or the perception that these sales or issuances may occur, could cause the market price of the Series A Preferred Stock and our common stock to decline.

Sales or issuances of substantial amounts of our common stock in the public market, could cause the market price of the Series A Preferred Stock or our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Declines in the market price of our common stock may also materially and adversely affect the market price of the Series A Preferred Stock. Future sales or issuances of our common stock, or other equity-related securities could be dilutive to holders of our common stock and could adversely affect their voting and other rights and economic interests, including holders of any shares of common stock issued on conversion of the Series A Preferred Stock, and could have a similar impact with respect to the Series A Preferred Stock.

The Conversion Rate of the Series A Preferred Stock will not be adjusted for many events that may adversely affect the market price of the Series A Preferred Stock or our common stock issuable upon conversion of the Series A Preferred Stock.

The number of shares of our common stock that you are entitled to receive upon conversion of the Series A Preferred Stock is subject to adjustment for stock splits and combinations and stock dividends as described in “Description of Series A Preferred Stock.” See “Description of Series A Preferred Stock—Anti-Dilution Adjustments” for further discussion of anti-dilution adjustments. However, other events, such as employee and director grants that are settled in common stock and option grants or offerings of our common stock or securities convertible into shares of our common stock (other than those set forth in “Description of Series A Preferred Stock—Anti-Dilution Adjustments”) for cash or in connection with acquisitions, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Series A Preferred Stock. In addition, the terms of the Series A Preferred Stock do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the Series A Preferred Stock in engaging in any such offering or transaction.

In the event of a consolidation, merger or similar transaction involving the Company, your shares of Series A Preferred Stock could become convertible into merger consideration with a per share value lower than the Conversion Price and/or the liquidation value of your Series A Preferred Stock.

In the event of a consolidation, merger or similar transaction in which our outstanding common stock is exchanged for, or changed, reclassified or converted into, other stock or securities, or cash or other property, or any combination of stock, cash or property (the “Merger Consideration”), the outstanding shares of Series A Preferred Stock will become convertible into the Merger Consideration receivable by a holder of the number of shares of common stock into which such shares of Series A Preferred Stock could have been converted immediately prior to the transaction. As a result, the value of the Merger Consideration per common share that you would receive in such a transaction may be less than the Conversion Price. If the price per common share of the Merger Consideration is less than $_____, the value of the Merger Consideration that you would receive in such a transaction would be lower than the liquidation value of your Series A Preferred Stock.

You will have no rights with respect to our common stock until the Series A Preferred Stock is converted, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any (other than through a Conversion Rate adjustment), prior to your election to convert your shares of Series A Preferred Stock into shares of our common stock, but your investment in the Series A Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of the shares of common stock issuable upon conversion only as to matters for which the record date occurs after the date you are deemed to be a record holder of those shares. For example, in the event that an amendment is proposed to our articles of incorporation requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be a record holder of the shares issuable upon conversion of your Series A Preferred Stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or rights of our common stock. See “Description of Common Stock” in the accompanying prospectus for further discussion of our common stock.

You may be subject to tax upon an adjustment to the Conversion Rate of the Series A Preferred Stock even though you do not receive a corresponding cash distribution.

The Conversion Rate of the Series A Preferred Stock is subject to adjustment in certain circumstances. Refer to “Description of Series A Preferred Stock—Anti-Dilution Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend without the receipt of any cash or property. In that circumstances and possibly others, a holder of Series A Preferred Stock may be subject to tax even though it has received no cash with which to pay that tax, thus giving rise to an out-of-pocket expense.

If you are a non-U.S. holder (as defined herein), any of these deemed dividends generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from subsequent payments on the Series A Preferred Stock, any common stock you receive or other amounts held or received on your behalf by the applicable withholding agent.

See “Material United States Federal Income Tax Considerations” for a further discussion of the U.S. federal tax implications for U.S. holders and non-U.S. holders of the ownership of the Series A Preferred Stock and any common stock received in exchange therefor.

Non-U.S. holders may be subject to United States federal income tax if we are considered a United States real property holding corporation.

A non-U.S. holder of our Series A Preferred Stock may be subject to U.S. federal income and/or withholding tax in the event we are considered a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes. In that event, non-U.S. holders of our Series A Preferred Stock could be subject to U.S. federal income or withholding tax, or both, in respect of certain distributions on, and payments in connection with a sale, exchange, redemption, repurchase or other disposition of, our Series A Preferred Stock. Certain non-U.S. holders may be eligible for an exemption if they do not exceed certain ownership levels. Non-U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of acquiring, owning and disposing of our Series A Preferred Stock. See the discussion under the heading “Material United States Federal Income Tax Considerations.”

Investors could become subject to regulatory restrictions upon ownership of our common stock.

Under the federal Change in Bank Control Act, a person may be required to obtain prior approval from the Federal Reserve before acquiring the power to directly or indirectly control our management, operations, or policy or before acquiring 10% or more of our common stock. In addition, under the Bank Holding Company Act, a company may not directly or indirectly acquire control of a bank or bank holding company without first having obtained the approval of the Federal Reserve. Because the Series A Preferred Stock is convertible into our common stock, potential investors who seek to participate in this offering should evaluate whether they could become subject to the approval and other requirements of these federal laws and related rules and regulations.

This offering is being conducted on a “reasonable efforts” basis.

The placement agents are offering the shares on a “reasonable efforts” basis, and the placement agents are under no obligation to purchase any shares for their own account. The placement agents are not required to sell any specific number or dollar amount of our common stock in this offering but will use their reasonable efforts to sell the shares of common stock offered in this prospectus supplement. As a “reasonable efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting placement agents’ fees and estimated offering expenses payable by us, will be $_____ million.

We intend to use the net proceeds we receive from this offering for working capital and other general corporate purposes.

Pending application of the net proceeds from this offering for the foregoing purposes, we expect to invest such net proceeds in various instruments which may include, but would not be limited to, short- and intermediate-term, interest-bearing obligations, including U.S. government obligations or money market funds primarily invested in securities issued by the U.S. government or its agencies.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2020:

●	on an actual basis; and

●

as adjusted to give effect to the issuance and sale of 2,000,000 shares of our Series A Preferred Stock in this offering and our receipt of the estimated net proceeds therefrom (after deducting the placement agents’ fees and estimated offering expenses payable by us), but not the use of proceeds therefrom.

The following information does not purport to reflect what our actual consolidated cash and cash equivalents or capitalization will be upon completion of this offering. This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	June 30, 2020
	Actual		As Adjusted for this offering
	(dollars in thousands)
Cash and cash equivalents		$691,244	$

Debt:
Long-term debt		11,268
Total debt		$11,268	$

Equity:

Preferred stock (10 million shares authorized; and no shares of Series A Preferred Stock issued and outstanding, actual; and 2 million shares of Series A Preferred Stock issued and outstanding, as adjusted for this offering)

	$	- 0 -	$
Common stock (100 million shares authorized; 59.4 million shares outstanding, actual and as adjusted for this offering)		594
Additional paid in capital		273,118
Accumulated deficit		(10,297)
Treasury stock at cost		(3,725)
Stock held by deferred compensation plan		(183)
Accumulated other comprehensive loss		(4,329)
Total shareholders’ equity		$255,178	$

Total capitalization		$266,446	$

Capital Ratios:
Tier 1 capital to risk-weighted assets		11.51%
Common equity Tier 1 capital to risk-weighted assets		11.01%
Total capital to risk-weighted assets		12.00%
Tier 1 capital to average assets		7.58%

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a description of certain provisions of our 7.0% Perpetual Non-Cumulative, Convertible Preferred Stock, Series A, which we refer to as the “Series A Preferred Stock.” A copy of the Statement with Respect to Shares setting forth the terms of the Series A Preferred Stock, which we refer to as the “Series A Statement with Respect to Shares,” as well as our Amended and Restated Articles of Incorporation, including the Series A Statement with Respect to Shares, which we refer to as our “Articles,” is available upon request from us at the address set forth in the section of the accompanying prospectus entitled “Where You Can Find More Information.” This summary of the terms of the Series A Preferred Stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our Articles, including the Series A Statement with Respect to Shares.

General

Under our Articles, our board of directors is authorized, without further shareholder action, to issue up to 10,000,000 shares of preferred stock in one or more series by filing a Statement with Respect to Shares with the Department of State of the Commonwealth of Pennsylvania. Such Statement with Respect to Shares may set forth the designations, privileges, preferences and rights of the shares of each such series of preferred stock and the restrictions thereof, including the dividend rate, the amount payable in the event of our voluntary or involuntary liquidation, winding-up or dissolution, the terms and conditions, if any, of conversion and the voting rights. As of the date of this prospectus supplement, no shares of our Series A Preferred Stock are outstanding. At the consummation of this offering, we will issue 2,000,000 shares of the Series A Preferred Stock.

The shares of Series A Preferred Stock offered by this prospectus supplement and the accompanying prospectus are part of a single series of our preferred stock, initially consisting of 2,000,000 shares. We may at any time and from time to time, without notice to or the consent of the holders of the Series A Preferred Stock, issue additional shares of our Series A Preferred Stock, and all such additional shares would be deemed to form a single series with the Series A Preferred Stock offered hereby. Each such additional share of Series A Preferred Stock shall be identical in all respects to the shares of Series A Preferred Stock offered pursuant to this prospectus supplement, except, if applicable, with respect to the date from which dividends thereon will accumulate.

When issued, the Series A Preferred Stock will be fully paid and nonassessable. The holders of the Series A Preferred Stock will have no preemptive or preferential rights to purchase or subscribe for stock, obligations, warrants or other securities of ours of any class. Computershare, Inc. and Computershare Trust Company, N.A. will serve as transfer agent, registrar and dividend disbursing agent for the Series A Preferred Stock.

The Series A Preferred Stock will be convertible into shares of our common stock as described herein under “Conversion at the Option of the Holder” and —Mandatory Conversion at Our Option.” The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or any other obligation for us to redeem, repurchase or retire the Series A Preferred Stock.

Ranking

The Series A Preferred Stock will rank, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution:

●

senior to our common stock and each other class or series of our capital stock established after the original issue date of the Series A Preferred Stock (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such class or series will rank senior to or on parity with the Series A Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively, in this section, as “junior stock”);

●

on parity with each class or series of our capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively, in this section, as “parity stock”);

●

junior to each class or series of our capital stock established after the initial issue date the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively, in this section, as “senior stock”);

●	junior to our existing and future indebtedness and other liabilities; and

●

structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from the assets of such subsidiaries before holders of the Series A Preferred Stock would have any claims to those assets.

We may issue parity stock, junior stock and additional shares of Series A Preferred Stock at any time and from time to time in one or more series without the consent of the holders of the Series A Preferred Stock. Our ability to issue any senior stock is limited as described under “—Voting Rights.”

Parity stock with respect to the Series A Preferred Stock may include, without limitation, series of our preferred stock that have different dividend rates, redemption features, mechanics, dividend periods (e.g., quarterly rather than semi-annually), payment of dividends (whether cumulative or non-cumulative), payment dates and record dates than the Series A Preferred Stock and that may be convertible into or exchangeable for other securities.

As of the date of this prospectus supplement, we do not have any junior stock, other than our common stock, or any senior or parity stock outstanding. As of June 30, 2020, we had approximately $11.3 million of total outstanding debt on an unconsolidated basis (consisting of debt of the Company only and not of any of our subsidiaries), all of which is senior in right of payment to the Series A Preferred Stock. As of June 30, 2020, we had approximately $3.7 billion of total outstanding debt and finance leases on a consolidated basis (consisting of debt of the Company and debt, finance leases, and customer deposits of the Bank), all of which is senior or structurally senior in right of payment to the Series A Preferred Stock.

Dividends

Subject to the rights of holders of any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to dividends, holders of the Series A Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, non-cumulative cash dividends at the rate per annum described below on the liquidation preference of $25 per share of the Series A Preferred Stock. Declared dividends on the Series A Preferred Stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2020 (each, a “dividend payment date”), at such per annum rate. Declared dividends will be payable on the relevant dividend payment date to holders of record of the Series A Preferred Stock as they appear on our stock register at the close of business on the fifteenth day preceding the applicable dividend payment date (each, a “record date”). These record dates will apply regardless of whether a particular record date is a business day. In this section, a “business day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

The dividend rate on the Series A Preferred Stock will be 7.0% per annum of the $25 liquidation preference per share.

A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the initial issue date of the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock for any dividend period (or portion thereof) will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on the Series A Preferred Stock will not be cumulative. Accordingly, if our board of directors, or an authorized committee thereof, does not declare a dividend on the Series A Preferred Stock in respect of any dividend period before the related dividend payment date, such dividend will not be paid.

Our ability to declare and pay cash dividends and to make other distributions with respect to our capital stock, including the Series A Preferred Stock, may be limited by the terms of our and our subsidiaries’ existing and any future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Pennsylvania law and Federal and state bank regulatory law, regulations and policy. See “Risk Factors—We may be unable to, or may choose not to, continue to pay dividends on our Series A Preferred Stock or our common stock,” “Risk Factors—If we are deferring payments on our outstanding junior subordinated notes, we will be prohibited from making distributions on or redeeming the Series A Preferred Stock,” and “Risk Factors—Our ability to pay dividends and to meet our obligations largely depends on the performance of our subsidiaries, the ability to utilize cash flows from these subsidiaries, and federal regulatory considerations.”

So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid, on all outstanding shares of Series A Preferred Stock:

●

no dividend or distribution shall be declared or paid (or set aside for payment) on our common stock or any other junior stock (other than (i) any dividend or distribution payable in shares of common stock or other junior stock, together with cash in lieu of any fractional share or (ii) any dividends or distributions of rights or common stock or other junior stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan);

●

no common stock or any other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries (other than (i) purchases, redemptions or other acquisitions of common stock or other junior stock in connection with the administration of any benefit or other incentive plan, including any employment contract; (ii) purchases of fractional interests in shares of any common stock or other junior stock pursuant to the conversion or exchange provisions of such shares of common stock or other junior stock or any securities exchangeable for or convertible into shares of common stock or other junior stock; (iii)  any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (iv) purchases of common stock or other junior stock pursuant to a contractually binding requirement to buy common stock or other junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; (v) the deemed purchase or acquisition of fractional interests in shares of our common stock or other junior stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged; (vi) the acquisition by us or any of our subsidiaries of record ownership in common stock or other junior stock or parity stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and (vii) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock and the payment of cash in lieu of fractional shares); and

●

no parity stock shall be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities.

When dividends on shares of the Series A Preferred Stock (i) have not been declared and paid in full on any dividend payment date or (ii) have been declared but a sum of cash sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the shares of Series A Preferred Stock such that the respective amounts of such dividends declared on the shares of Series A Preferred Stock and such parity stock shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Series A Preferred Stock and such parity stock bear to each other.

Subject only to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid on any securities, including our common stock, from time to time out of any funds legally available for such payment, and holders of the Series A Preferred Stock shall not be entitled to participate in any such dividends.

The Series A Preferred Stock will rank junior as to payment of dividends to any class or series of our senior stock that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, full dividends on any class or series of senior stock, we expect that the terms of any senior stock we may issue will provide that we may not pay any dividends on the outstanding Series A Preferred Stock or redeem or otherwise repurchase any shares of Series A Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the senior stock that must, under the terms of such securities, be paid before we may pay dividends on, or redeem or repurchase, the Series A Preferred Stock.

No dividends on the Series A Preferred Stock shall be declared and paid (or declared and a sufficient sum of cash set aside for the payment thereof) at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit such declaration and payment (or declaration and setting aside of a sufficient sum of cash for the payment thereof) or if the declaration and payment (or the declaration and setting aside of a sufficient sum of cash for the payment thereof) would constitute a breach of or default under any such agreement or be restricted or prohibited by law. See “Risk Factors—We may be unable to, or may choose not to, continue to pay dividends on our Series A Preferred Stock or our common stock” and “Risk Factors—If we are deferring payments on our outstanding junior subordinated notes, we will be prohibited from making distributions on or redeeming the Series A Preferred Stock.”

Conversion at the Option of the Holder

Holders of the Series A Preferred Stock will have the option to convert their Series A Preferred Stock, in whole or in part (but in no event less than one share of the Series A Preferred Stock), at any time and from time to time into shares of our common stock at the Conversion Price of $3.00 per share of our common stock, subject to adjustment as described under “—Anti-Dilution Adjustments” below, provided that in no event can the Conversion Price be less than $____ for each share of our common stock.

Upon any optional conversion of any Series A Preferred Stock, we will make no payment or allowance for unpaid dividends on such shares of the Series A Preferred Stock, unless such Conversion Date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares of the Series A Preferred Stock as of the close of business on such record date, as described in the section above entitled “—Dividends.”

Conversion Procedures. The conversion right of a holder of Series A Preferred Stock shall be exercised by (i) the delivery to the transfer agent of a written notice (in the form provided by the transfer agent) that the holder elects to convert the number of shares of the Series A Preferred Stock specified in such notice, or the conversion notice, and (ii) if required, the payment by the holder of all transfer and similar taxes. If the shares of the Series A Preferred Stock that the holder wishes to convert are represented by one or more physical certificates, the holder will be required to surrender such physical certificate or certificates to us or the transfer agent (properly endorsed or assigned for transfer, if so required by us or the transfer agent).

Immediately prior to the close of business on the date of conversion, each converting holder shall be deemed to be the holder of record of common stock issuable upon conversion of such holder’s Series A Preferred Stock notwithstanding that our share register shall then be closed or that, if applicable, physical certificates representing such common stock shall not then be actually delivered to such holder. On the date of any conversion, all rights of any holder with respect to the Series A Preferred Stock, so converted, including the rights, if any, to receive distributions of our assets (including the liquidation preference) or notices from us, will terminate, except for the rights of any such holder to (i) receive physical certificates (if applicable) for the number of whole common stock into which such Series A Preferred Stock have been converted and cash in lieu of any fractional share, and (ii) exercise the rights to which he, she or it is entitled as a holder of common stock into which such Series A Preferred Stock have been converted.

The transfer agent will, on behalf of the converting holder, convert the holder’s Series A Preferred Stock into common stock, in accordance with the terms of the notice delivered by such holder. The common stock and cash in lieu of any fractional share due to a converting holder will be delivered to the holder and each surrendered physical certificate, if any, will be canceled and retired.

Holders of Series A Preferred Stock are not eligible to exercise any rights of a common shareholder until they have converted their Series A Preferred Stock into common stock.

If more than one share of Series A Preferred Stock is surrendered for conversion at the same time, the number of whole common stock issuable on conversion of those Series A Preferred Stock will be computed on the basis of the total number of Series A Preferred Stock so surrendered.

Before the delivery of any securities upon conversion of the Series A Preferred Stock, we will comply with all applicable federal and state laws and regulations. All common stock delivered upon conversion of the Series A Preferred Stock will, upon delivery, be duly authorized, validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

Dividends. If the conversion date occurs on or before the close of business on a dividend record date, the holder of Series A Preferred Stock will not be entitled to receive any portion of the dividend payable, if any, on such converted Series A Preferred Stock on the corresponding dividend payment date.

If the conversion date occurs after the dividend record date but prior to the corresponding dividend payment date, the holder of record of the Series A Preferred Stock on the dividend record date will receive on that dividend payment date dividends declared and paid on those shares, notwithstanding the conversion of those shares prior to that dividend payment date, because such holder will have been the shareholder of record on the corresponding dividend record date. At the time that such holder surrenders the shares for conversion, however, it must pay to us an amount equal to the dividend that has been declared and that has been paid, or will be paid, on the related dividend payment date unless the shares of Series A Preferred Stock are being converted as a consequence of a mandatory conversion at our option. See”—Mandatory Conversion at Our Option.”

If the holder of Series A Preferred Stock is a holder of record on a dividend record date who converts such Series A Preferred Stock into common stock on or after the corresponding dividend payment date, such holder will be entitled to receive the dividend payable on such shares on such dividend payment date, and such holder will not need to include payment of the amount of such dividend upon surrender for conversion of such shares.

Fractional Shares. No fractional common stock or securities representing fractional common stock will be issued upon any conversion of any shares of the Series A Preferred Stock. If the conversion of any share or shares results in a fraction of a common share, an amount equal to such fraction multiplied by the market value (described below) of our common stock on the date of conversion, will be paid to such holder in cash by us.

The market value of our common stock on a particular date will be the average closing price of our common stock for a 30 consecutive trading day period prior to the date of measurement on NASDAQ or such other national securities exchange or automated quotation system on which our common stock are then listed or authorized for quotation or, if our common stock are not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of our common stock.

Mandatory Conversion at Our Option

General. On or after the fifth anniversary of the issue date we may, at our option, require holders of Series A Preferred Stock to convert their shares into shares of our common stock.

We may exercise our conversion option only if the closing sale price of our common stock equals or exceeds 125% of the then prevailing Conversion Price for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the fifth trading day immediately prior to our issuance of a press release announcing the exercise of our conversion option.

If converted pursuant to our conversion option, the Series A Preferred Stock will be converted into the number of shares of common stock equal to the quotient achieved when the liquidation preference (initially $25.00) is divided by the Conversion Price then in effect (initially $3.00), provided that in no event can the Conversion Price be less than $_____ for each share of our common stock.

Conversion Procedures. To exercise our conversion option, we will furnish written notification by issuing a press release for publication on a news wire service and by first class mail to the holders of the Series A Preferred Stock providing the relevant information to the public prior to the opening of business on the fifth trading day following any date on which the conditions for our conversion option are met, announcing our intent to exercise the conversion option.

In addition to any information required by applicable law or regulation, the press release and notice of the exercise of our conversion option will state, as appropriate:

•	the conversion option date (which will be the day we issue the press release);

•	the number of shares of our common stock to be issued upon conversion of each Series A Preferred Share; and

•	that dividends on the Series A Preferred Stock to be converted will cease to accrue on the conversion option date.

Upon the exercise of our conversion option and the surrender of shares by a holder, we will issue and deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order (i) certificates representing the number of validly issued, fully paid and non-assessable whole common stock to which a holder of Series A Preferred Stock being converted, or a holder’s transferee, shall be entitled, and (ii) cash in lieu of any fractional interest in respect of a common share arising upon such conversion.

Each conversion shall be deemed to have been made at the close of business on the conversion option date so that the rights of the holder shall cease except for the right to receive the fully paid and non-assessable common stock and cash in lieu of fractional shares and the person entitled to receive common stock shall be treated for all purposes as having become the record holder of those shares of common stock at that time.

Dividends. If we exercise our conversion option and the conversion option date is a date that is prior to the close of business on any record date for a dividend, the holder shall not be entitled to receive any portion of the dividend payable for such dividend period on such converted shares on the corresponding dividend payment date.

If we exercise our conversion option and the conversion option date is a date that is after the close of business on any record date and prior to the close of business on the corresponding dividend payment date, all dividends for that dividend period with respect to the Series A Preferred Stock called for conversion on such date which are declared and paid shall be payable on such dividend payment date to the record holder of such shares on such record date.

Fractional Shares. No fractional share of common stock or securities representing fractional common stock will be issued upon any conversion of any Series A Preferred Stock. If the conversion of any Series A Preferred Stock results in a fraction of a common share, an amount equal to such fraction multiplied by the market value of our common stock on the date of conversion, shall be paid to such holder in cash by us.

The market value of our common stock on a particular date will be the average closing price of our common stock for a 30 consecutive trading day period prior to the date of measurement on NASDAQ or such other national securities exchange or automated quotation system on which our common stock are then listed or authorized for quotation or, if our common stock are not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of our common stock.

Anti-Dilution Adjustments

The Conversion Price will be adjusted only under the following enumerated circumstances, provided that in no event can the Conversion Price be less than $_____ for each share of our common stock:

Dividends and Distributions of Common Stock. In the case of dividends and distributions of our common stock, the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time, on the trading day immediately prior to the first date on which our common stock trades without the right to receive the issuance, dividend or distribution, or the ex-date, by the following fraction:

OS0
OS1

Where,

OS0	=	the number of our common stock outstanding immediately prior to the ex-date for such dividend or distribution.

OS1	=

the sum of the number of our common stock outstanding immediately prior to the ex-date for such dividend or distribution plus the total number of our common stock constituting such dividend or distribution.

This adjustment will become effective at 9:00 a.m., New York City time, on the ex-date for such dividend or distribution; provided, however, if such dividend or distribution is declared but not paid or made, the Conversion Price shall be readjusted as if such dividend or distribution had not been declared.

Subdivisions, Splits and Combination of Common Stock. In the case of subdivisions, splits and combinations of our common stock, the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time, on the trading day immediately prior to the effective date of such subdivision, split or combination, by the following fraction:

OS0
OS1

Where,

OS0	=	the number of shares of our common stock outstanding immediately prior to the effective date of such subdivision, split or combination.

OS1	=	the number of shares of our common stock outstanding immediately after the opening of business on the effective date of such subdivision, split or combination.

This adjustment will become effective at 9:00 a.m., New York City time, on the effective date of such subdivision, split or combination; provided, however, if our outstanding common stock is not subdivided, split or combined, the Conversion Price shall be readjusted as if such subdivision, split or combination had not been announced.

Issuance of Stock Purchase Rights. In the case of the issuance of the rights or warrants entitling holders to subscribe for or purchase or common stock at a price less than the volume weighted-average price of our common stock for the 30 consecutive trading day period prior to the trading day immediately preceding the date of such issuance, the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time, on the trading day immediately prior to the first date on which our common stock trades without the right to receive the issuance, or the ex-date, by the following fraction:

OS0 + Y
OS0 + X

Where,

OS0	=	the number of shares of our common stock outstanding immediately prior to the ex-date for such distribution.

X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants.

Y	=

the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the volume weighted average price per share of our common stock for the 30 consecutive trading day period prior to the trading day immediately preceding the date of announcement for the issuance of such rights or warrants.

This adjustment will become effective immediately prior to 9:00 a.m., New York City time, on the ex-date for such issuance; provided, however, if (i) such rights or warrants described are not so issued, the Conversion Price shall be readjusted as if such issuance had not been declared and (ii) such rights or warrants are not exercised prior to their expiration or our common stock are not otherwise delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would have been in effect had the adjustment been made based on the number of shares of common stock actually delivered.

Debt or Asset Distributions. In the case of distributions of capital stock, evidence of indebtedness, or securities, cash or other assets (excluding (i) any dividends and distributions of common stock discussed above, (ii) the issuance of any rights or warrants discussed above, (iii) any dividend or distribution paid exclusively in cash as discussed below, (iv) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries as discussed below, and (v) any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below) (such evidences of indebtedness, shares of capital stock, securities, cash or other assets, the “distributed property”), the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time, on the trading day immediately prior to the first date on which our common stock trades without the right to receive the distribution, or the ex-date, by the following fraction:

SP0 - FMV
SP0

Where,

SP0	=	the volume weighted average price per share of our common stock for the 30 consecutive trading-days period immediately prior to such date.

FMV	=	the fair market value of the portion of the distribution applicable to one share of our common stock on such date as reasonably determined by our board of directors.

provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of the Series A Preferred Stock shall receive on the date on which the distributed property is distributed to holders of the shares of our common stock, for each share of Series A Preferred Stock, the amount of distributed property such holder of Preferred Stock would have received had such holder of Series A Preferred Stock owned a number of shares of our common stock equal to the Conversion Rate on the ex-date for such distribution.

This adjustment will become effective immediately prior to 9:00 a.m., New York City time, on the ex-date for such distribution; provided, however, if such distribution is not paid or made, the Conversion Price shall be readjusted as if such distribution had not been declared.

In a “spin-off,” where we make a distribution to all or substantially all holders of our shares of common stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price will be adjusted on the fifteenth trading day after the effective date of the distribution by multiplying the Conversion Price in effect immediately prior to such fifteenth trading day by the following fraction:

MP0
MP0+MP1

Where,

MP0	=

the volume weighted average price per share of our common stock for the ten consecutive trading-day period commencing on and including the fifth trading day following the effective date of such distribution.

MP1	=

the volume weighted average price per share of the capital stock or equity interests representing the portion of the distribution applicable to one share of common stock over the first ten trading days commencing on and including the fifth trading day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of our common stock on such date as determined by our board of directors.

This adjustment will become effective immediately prior to 9:00 a.m., New York City time, on the ex-date for such distribution; provided, however, if such distribution is not paid or made, the Conversion Price shall be readjusted as if such distribution had not been declared.

Cash Distributions. If we make a distribution consisting exclusively of cash to all or substantially all holders of the common stock, excluding (i) any cash that is distributed in a Reorganization Event (as described below) or as part of a “spin-off” referred to above, (ii) any dividend or distribution in connection with our liquidation, dissolution or winding up, and (iii) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries as discussed below, then in each event, the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time, on the trading day immediately prior to the first date on which our common stock trades without the right to receive the distribution, or the ex-date, by the following fraction:

SP0 - DIV
SP0

Where,

SP0	=	the closing price per share of our common stock on the trading day immediately preceding the ex-date.

DIV	=	the amount per share of common stock of the distribution.

This adjustment will become effective immediately prior to 9:00 a.m., New York City time, on the ex-date for such distribution; provided, however, if such distribution is not made, the Conversion Price shall be readjusted as if such distribution had not been declared.

Tender Offers and Exchange Offers. If we or any of our subsidiaries successfully complete a tender or exchange offer for our common stock where the cash and the value of any other consideration included in the payment per share of the common stock exceeds the closing price per share of the common stock on the trading day immediately succeeding the expiration of the tender or exchange offer, the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time, on the expiration date of the offer, by the following fraction:

SP0 * OS0
AC + (SP0 * OS1)

Where,

SP0	=

the volume weighted average price per share of our common stock for the 30 consecutive trading day period prior to the trading day immediately succeeding the expiration of the tender or exchange offer.

OS0	=	the number of shares of our common stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1	=	the number of our common stock outstanding immediately after the expiration of the tender or exchange offer.

AC	=	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as reasonably determined by our board of directors.

This adjustment will become effective immediately prior to 9:00 a.m., New York City time, on the trading day immediately following the expiration of the tender or exchange offer; provided, however, if we are prevented by applicable law from effecting any purchases of our common stock pursuant to a tender offer or exchange offer, or all such purchases are rescinded, the Conversion Price shall be readjusted as if such tender offer or exchange offer had not been made.

The term “ex-date,” when used with respect to any such issuance or distribution, means the first date on which the common stock or other securities trade without the right to receive such issuance or distribution.

No adjustment in the Conversion Price will be required if such adjustment would be less than $0.01. Any adjustment not made due to this limitation must be carried forward, however, and taken into account in any subsequent adjustment determination.

For the purpose of calculating adjustments to the Conversion Price, all references to the volume weighted average price, closing price, market value or fair market value of our common stock shall refer, as applicable, to the price of our common stock on NASDAQ or such other national securities exchange or automated quotation system on which our common stock is then listed or authorized for quotation or, if our common stock is not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of our common stock.

The Series A Preferred Stock does not have rights protecting its holders against dilution resulting from the sale of additional common stock by us.

Recapitalizations, Reclassifications and Changes of Our Common Stock

If there occurs:

●

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

●	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

●	any reclassification of our common stock into securities, including securities other than our common stock; or

●	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each such event, a “Reorganization Event,” and such securities, cash or property, the “Exchange Property,” and the amount and kind of Exchange Property that a holder of one share of our common stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), an “Exchange Property Unit”), then, notwithstanding anything to the contrary described above,

●

from and after the effective time of such Reorganization Event, the consideration due upon conversion or redemption of any Series A Preferred Stock will be determined in the same manner as if each reference to any number of shares of common stock in the provisions described under this “Description of Series A Preferred Stock” section (or in any related definitions) were instead a reference to the same number of Exchange Property Units; and

●

at the effective time of such Reorganization Event, we may amend the Statement with Respect to Shares without the consent of the holders of the Series A Preferred Stock to give effect to the provisions described in the previous bullet points.

For purposes of the foregoing, the type and amount of Exchange Property in the case of any Reorganization Event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. We will notify holders of the Series A Preferred Stock of the weighted average as soon as practicable after such determination is made.

We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the holders of the Series A Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

In connection with certain Reorganization Events, holders of the Series A Preferred Stock may have the right to votes as a class. See “—Voting Rights.”

Reservation of Shares

We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon conversion of the Series A Preferred Stock, free from any preemptive or other similar rights, a number of shares of our common stock equal to the quotient of the Conversion Rate then in effect and the number of shares of the Series A Preferred Stock then outstanding.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Series A Preferred Stock will be entitled to receive a liquidation preference in the amount of $25 per share of the Series A Preferred Stock (the “Series A liquidation preference”), plus an amount (the “Series A liquidation dividend amount”) equal to declared and unpaid dividends on such shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our shareholders, after satisfaction of debt and other liabilities owed to our creditors and holders of shares of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock).

If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to (1) the Series A liquidation preference plus any declared but unpaid dividends on the shares of Series A Preferred Stock and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for such liquidation, winding-up or dissolution) on, all other parity stock are not paid in full, the holders of the Series A Preferred Stock and all holders of any such other parity stock will share equally and ratably in any distribution of our assets in proportion to their respective liquidation preferences and unpaid dividends to which they are entitled. After payment to any holder of Series A Preferred Stock of the full amount of the Series A liquidation preference and the Series A liquidation dividend amount for such holder’s shares of Series A Preferred Stock, such holder of Series A Preferred Stock will have no right or claim to any of our remaining assets. See “—General” and “Risk Factors—The Series A Preferred Stock will rank junior to all of our consolidated debt and other liabilities.”

None of the sale, lease or exchange of all or substantially all of our assets, nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

Our Articles, including the Series A Statement with Respect to Shares for the Series A Preferred Stock, do not contain any provision requiring funds to be set aside to protect the Series A liquidation preference.

Optional Redemption upon a Regulatory Capital Treatment Event

The Series A Preferred Stock is not subject to any mandatory sinking fund, retirement fund, purchase fund or other similar provisions. Holders of the shares of Series A Preferred Stock will not have the right to require us to repurchase or redeem shares of the Series A Preferred Stock. We may, however, from time to time purchase shares of the Series A Preferred Stock in the open market.

We may, at our option, redeem the Series A Preferred Stock in whole but not in part, at any time within 90 days following the occurrence of a Regulatory Capital Treatment Event (as defined herein), at a redemption price in cash equal to $25 per share, plus, in each case, all declared and unpaid dividends. A “redemption date” means any date fixed for redemption of any shares of Series A Preferred Stock pursuant to the provisions described below.

“Regulatory Capital Treatment Event” means the good faith determination by the Company that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective (or will become effective) after the initial issuance of any share of the Series A Preferred Stock, (2) any proposed change in those laws or regulations that is announced or becomes effective (or will become effective) after the initial issuance of any share of the Series A Preferred Stock, or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation value of the shares of the Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations promulgated by the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate Federal banking agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.

Redemption Procedures

If the Series A Preferred Stock is to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days, nor more than 60 days, prior to the date fixed for redemption thereof (provided that, if the Series A Preferred Stock is in book-entry form evidenced by a global certificate (as defined herein) held by The Depository Trust Company (“DTC,” which term includes any successor thereto as depositary for Series A Preferred Stock in book-entry form) or its nominee, we may give such notice in any manner permitted or required by DTC). Each notice of redemption will include a statement setting forth:

●	the redemption date;

●

the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder;

●	the redemption price;

●

the place or places where holders may surrender certificates evidencing the Series A Preferred Stock for payment of the redemption price or, in the case of Series A Preferred Stock held in book-entry form, that holders must follow the applicable procedures of DTC to deliver such shares for payment of the redemption price; and

●	that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue from and after such redemption date.

If notice of redemption of any shares of Series A Preferred Stock has been given, and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series A Preferred Stock will terminate, except for the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of one year from the redemption date shall, to the extent permitted by law, be released by us, after which time the holders of such Series A Preferred Stock so called for redemption shall look only to us for payment of the redemption price of such Series A Preferred Stock. If a redemption date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

Voting Rights

The holders of the Series A Preferred Stock will not have voting rights, except as described below and as otherwise from time to time specifically required by Pennsylvania law.

Whenever dividends on the Series A Preferred Stock shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods (a “Nonpayment Event”), the holders of Series A Preferred Stock, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (the “Preferred Stock Directors”), provided that our board of directors shall at no time include more than two Preferred Stock Directors and that the election of any Preferred Stock Directors shall not cause us to violate the corporate governance requirements of the Nasdaq Stock Market (or any other exchange on which our securities may be listed) including the requirements that listed companies must have a majority of independent directors. In the event that the holders of the Series A Preferred Stock and other holders of voting preferred stock are entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of the Series A Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held only at such next annual or special meeting of shareholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of Series A Preferred Stock and any such series of voting preferred stock for at least four consecutive dividend periods following the Nonpayment Event shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for payment).

As used in this prospectus supplement, “voting preferred stock” means any other class or series of preferred stock of the Company ranking equally with the Series A Preferred Stock as to dividends and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the shares of Series A Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the shares voted.

If and when dividends for at least four consecutive quarterly dividend periods following a Nonpayment Event have been paid in full, the holders of Series A Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment Event) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall automatically be reduced accordingly. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting together as a class with all series of voting preferred stock then outstanding). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and all voting preferred stock when they have the voting rights described above (voting together as a class). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

So long as any shares of the Series A Preferred Stock are outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds in voting power of the outstanding Series A Preferred Stock and all other series of voting preferred stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or by vote at an annual or special meeting of such shareholders:

(1)

amend or alter the provisions of our Articles, including the Series A Statement with Respect to Shares for the Series A Preferred Stock, so as to authorize or create, or increase the authorized amount of, any class or series of senior stock; or

(2)

amend, alter or repeal any provision of our Articles, including the Series A Statement with Respect Shares for the Series A Preferred Stock, so as to adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

(3)

consummate a binding share exchange or reclassification involving the shares of the Series A Preferred Stock, or a merger or consolidation of us with or into another entity, unless in each case: (i) the shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity (or the Series A Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred stock of the surviving or resulting entity or its ultimate parent; and (ii) the shares of the Series A Preferred Stock that remain outstanding or such shares of preferred stock, as the case may be, have rights, preferences, privileges and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Series A Preferred Stock immediately prior to the consummation of such transaction;

provided, however, that, for the avoidance of doubt, (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the amount of our authorized Series A Preferred Stock or the issuance of any additional shares of the Series A Preferred Stock, or (3) the authorization or creation of any class or series of parity or junior stock, any increase in the amount of authorized but unissued shares of such class or series of parity or junior stock or the issuance of any shares of such class or series of parity or junior stock will be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges or voting powers of the Series A Preferred Stock and shall not require the affirmative vote of holders of the Series A Preferred Stock. Our Articles, including the Series A Statement with Respect to Shares, and Pennsylvania law permit us, without the approval of any of our shareholders (including any holders of the Series A Preferred Stock), to establish and issue a new series of preferred stock ranking equal with or junior to the Series A Preferred Stock, which may dilute the voting and other interests of holders of the Series A Preferred Stock. See “Description of Capital Stock—Preferred Stock” in the accompanying prospectus.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect (or cause to be materially less favorable, as applicable) the rights, preferences, privileges or voting powers of one or more but not all series of preferred stock, then only the series of preferred stock adversely affected (or the terms of which would be materially less favorable, as applicable) and entitled to vote shall vote as a class in lieu of all other series of voting preferred stock.

Without the consent of the holders of the Series A Preferred Stock, to the fullest extent permitted by applicable law and so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock, and limitations and restrictions thereof, we may amend, alter, supplement or repeal any terms of the Series A Preferred Stock, including by way of amendment to the Series A Statement with Respect to Shares establishing the terms of the Series A Preferred Stock, for the following purposes:

●

to cure any ambiguity or mistake, or to correct or supplement any provision contained in the Series A Statement with Respect to Shares establishing the terms of the Series A Preferred Stock that may be defective or inconsistent with any other provision contained in such Series A Statement with Respect to Shares; or

●

to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of our Articles, including the Series A Statement with Respect to Shares establishing the terms of the Series A Preferred Stock.

Our Articles and Pennsylvania law permit us, without the approval of any of our stockholders (including any holders of the Series A Preferred Stock), to establish and issue a new series of preferred stock ranking equally with or junior to the Series A Preferred Stock, which may dilute the voting and other interests of holders of the Series A Preferred Stock.

If any amendment, alteration, repeal, binding share exchange, reclassification, merger or consolidation described above would adversely affect the rights, preferences, privileges or voting powers of one or more but not all series of Voting Preferred Stock (including the Series A Preferred Stock for this purpose), then only the series of Voting Preferred Stock the rights, preferences, privileges or voting powers of which are adversely affected and entitled to vote, shall vote as a class in lieu of all other series of Voting Preferred Stock.

Notices

We will send all notices or communications to holders of the Series A Preferred Stock pursuant to the Series A Statement with Respect to Shares in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the holders’ respective addresses shown on the register for the Series A Preferred Stock. However, in the case of Series A Preferred Stock in the form of a global certificate, we are permitted to send notices or communications to holders pursuant to DTC’s procedures, and notices and communications that we send in this manner will be deemed to have been properly sent to such holders in writing.

Transfer Agent and Registrar

Computershare, Inc. and Computershare Trust Company, N.A. will be the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Stock.

Book-Entry, Delivery and Form

The Series A Preferred Stock will be issued in the form of one or more global certificates (collectively, the “global certificate”). DTC or its nominee will be the sole registered holder of the global certificate representing the shares of the Series A Preferred Stock. Ownership of beneficial interests in the Series A Preferred Stock in global form will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the Series A Preferred Stock in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). DTC participants include securities brokers and dealers, banks and other financial institutions, and may include the placement agents in this offering.

So long as DTC, or its nominee, is the registered owner or holder of the global certificate representing the shares of the Series A Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Series A Preferred Stock represented by such global certificate for all purposes under the Series A Statement with Respect to Shares establishing the terms of the Series A Preferred Stock. No beneficial owner of an interest in the shares of the Series A Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Series A Statement with Respect to Shares establishing the terms of the Series A Preferred Stock.

Payments of dividends and any payments of the redemption price on the global certificate representing the shares of the Series A Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global certificate representing the shares of the Series A Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of the global certificate representing the shares of the Series A Preferred Stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the shares of the Series A Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Series A Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

●	a limited purpose trust company organized under the laws of the State of New York;

●	a “banking organization” within the meaning of New York Banking Law;

●	a member of the Federal Reserve System;

●	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

●	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

●	securities brokers and dealers;

●	banks and trust companies; and

●	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the shares of the Series A Preferred Stock in global form or DTC ceases to be registered as a clearing agency under the Exchange Act, and in either case a successor depositary is not appointed by us within 90 days, we will issue certificated shares in lieu of the global certificate.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the Series A Preferred Stock, and does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion deals only with shares of the Series A Preferred Stock held as capital assets, within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), by holders who purchase such shares in this offering.

This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of the Series A Preferred Stock by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including tax-exempt organizations, insurance companies, banks or other financial institutions, dealers in securities or currencies, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, persons liable for the alternative minimum tax, persons that are “controlled foreign corporations” or “passive foreign investment companies,” persons subject to special tax accounting rules as a result of any item of gross income with respect to the Series A Preferred Stock being taken into account in an applicable financial statement, certain former citizens or former long-term residents of the United States, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the Series A Preferred Stock as a position in a hedging transaction, “straddle,” constructive sale, “conversion transaction” or other risk-reduction transaction, and U.S. holders (as defined herein) whose functional currency is not the U.S. dollar, “qualified foreign pension funds” as described in Section 897(1)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, or who are otherwise subject to special treatment under the provisions of the Code.

Furthermore, this summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any other U.S. federal tax considerations (such as estate and gift taxes) or any state, local or non-U.S. tax considerations, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. holders.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of the Series A Preferred Stock that for U.S. federal income tax purposes is

●	an individual who is a citizen or resident of the United States;

●

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●

a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust or (b) the trust has validly elected to be treated as a United States person.

A “non-U.S. holder” means a beneficial owner of the Series A Preferred Stock that is neither a U.S. holder nor a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

If an entity classified as a partnership for U.S. federal income tax purposes holds the Series A Preferred Stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the Series A Preferred Stock are urged to consult their tax advisors regarding the tax considerations of acquiring, holding and disposing of the Series A Preferred Stock.

We have not sought and will not seek any rulings from the Internal Revenue Series (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership and disposition of the Series A Preferred Stock or that any such position will not be sustained.

This discussion of material U.S. federal income tax considerations is not intended, and should not be construed, to be tax or legal advice to any particular investor in or holder of the Series A Preferred Stock. Prospective investors are advised to consult their tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations arising under the laws of any state, local or non-U.S. taxing jurisdiction or any applicable tax treaties, and the possible effect of changes in applicable tax law.

U.S. Holders

Distributions

Distributions made to you with respect to the Series A Preferred Stock will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Series A Preferred Stock exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in the Series A Preferred Stock, and thereafter as capital gain which will be long-term capital gain if your holding period for the stock exceeds one year at the time of the distribution. Distributions on the Series A Preferred Stock constituting dividend income received by a U.S. holder that is an individual generally will be subject to taxation at preferential rates as qualified dividend income, provided applicable holding period requirements are met and certain other conditions are satisfied. Distributions on the Series A Preferred Stock constituting dividend income paid to U.S. holders that are U.S. corporations generally will qualify for the dividends-received deduction, subject to various limitations.

Dividends that exceed certain thresholds in relation to a corporate U.S. holder’s tax basis in the Series A Preferred Stock could be characterized as “extraordinary dividends” under the Code. If a corporate U.S. holder that has held the Series A Preferred Stock for two years or less before the dividend announcement date receives an extraordinary dividend, the holder generally will be required to reduce its tax basis (but not below zero) in the Series A Preferred Stock with respect to which the dividend was made by the non-taxed portion of the dividend. If the amount of the reduction exceeds the U.S. holder’s tax basis in the Series A Preferred Stock, the excess is treated as gain from the sale or exchange of the Series A Preferred Stock. Non-corporate U.S. holders that receive an extraordinary dividend will be required to treat any losses on the sale of our Series A Preferred Stock as long-term capital losses to the extent of the extraordinary dividends such U.S. holder receives that qualify for taxation at the preferential rates discussed above.

Conversion of the Series A Preferred Stock to Common Stock

The conversion of shares of Series A Preferred Stock into shares of our common stock should not result in the recognition of taxable income to the holder of the shares. The adjusted tax basis of the holder in the shares of the Series A Preferred Stock should become the adjusted tax basis of the holder’s shares of common stock into which the shares of Series A Preferred Stock were converted.

Sale or Redemption

You generally will recognize capital gain or loss on a sale, exchange, redemption (other than a redemption that is treated as a distribution, as discussed below) or other disposition of the Series A Preferred Stock equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the stock so disposed. The capital gain or loss will be long-term capital gain or loss if your holding period for the stock exceeds one year at the time of disposition. Long-term capital gains of non-corporate taxpayers generally are taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses is subject to limitations.

A redemption of the Series A Preferred Stock will be treated as a sale or exchange described in the preceding paragraph if the redemption, based on the facts and circumstances, is treated for U.S. federal income tax purposes as (i) a “complete termination” of your stock interest in us, (ii) a “substantially disproportionate” redemption of stock with respect to you, or (iii) “not essentially equivalent to a dividend” with respect to you, each within the meaning of Section 302 of the Code. In determining whether any of these tests has been met, you must take into account not only the Series A Preferred Stock and other equity interests in us that you actually own but also other equity interests in us that you constructively own under U.S. federal income tax rules. A U.S. holder that owns (actually or constructively) only an insubstantial percentage of our total equity interests and that exercises no control over our corporate affairs may be entitled to sale or exchange treatment on a redemption of the Series A Preferred Stock if such holder experiences a reduction in its equity interest (taking into account any constructively owned equity interests) as a result of the redemption.

If you meet none of the alternative tests described above, the redemption will be treated as a distribution subject to the rules described under “U.S. Holders—Distributions.” If a redemption of the Series A Preferred Stock is treated as a distribution that is taxable as a dividend, you are urged to consult your tax advisor regarding the allocation of your tax basis in the redeemed and remaining shares of Series A Preferred Stock.

Because the determination as to whether any of the alternative tests described above is satisfied with respect to any particular holder of the Series A Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, you are urged to consult your tax advisor regarding the tax treatment of a redemption.

Non-U.S. Holders

Distributions

Generally, distributions treated as dividends, as described above under “U.S. Holders—Distributions,” paid to a non-U.S. holder with respect to the Series A Preferred Stock that are not effectively connected with the conduct of a trade or business within the United States will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty provided the non-U.S. holder furnishes to the withholding agent a properly executed IRS Form W-8BEN or Form W-8BEN-E (or suitable substitute form) certifying that such holder is eligible for treaty benefits. Withholding may also be required in respect of dividends paid to you, as described below under “FATCA.” If you are subject to withholding at a rate in excess of a reduced rate for which you are eligible under a tax treaty or otherwise, you may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate by filing a refund claim with the IRS. Investors are encouraged to consult with their tax advisors regarding the possible implications of these withholding requirements on their investment in the Series A Preferred Stock.

If we are considered a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes and a distribution on our common stock may exceed our current and accumulated earnings and profits, we will satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules described in the preceding paragraph (and withhold at a minimum rate of 15% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to a reasonable estimate of our current and accumulated earnings and profits as a dividend, with the excess portion of the distribution possibly being subject to withholding at a rate of 15% or such lower rate as may be specified by an applicable income tax treaty.

Subject to the discussions below under “Information Reporting and Backup Withholding” and “FATCA,” dividends paid to you that are effectively connected with your conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, are attributable to a permanent establishment you maintain in the United States, are taxed on a net-income basis at the U.S. federal income tax rates generally applicable to U.S. persons. You generally will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or a suitable substitute form) in order to claim an exemption from, or reduction in, U.S. federal withholding tax. In addition, a “branch profits tax” may be imposed at a 30% rate (or a reduced rate under an applicable income tax treaty) on a foreign corporation’s effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may generally obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Sale or Redemption

Subject to the discussion below under “Information Reporting and Backup Withholding,” you generally will not be subject to U.S. federal income or withholding tax with respect to gain, if any, recognized on a sale, exchange or other taxable disposition of the Series A Preferred Stock, other than a redemption that is treated as a distribution as discussed below, unless

●

the gain is effectively connected with your conduct of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States;

●	you are a nonresident alien individual that is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied; or

●

the Series A Preferred Stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition of the Series A Preferred Stock or the period that the non-U.S. holder held the Series A Preferred Stock.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. A non-U.S. holder that is a foreign corporation will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or a lower rate if so specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, subject to certain limitations.

With respect to the third bullet point above, generally a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. If we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our Series A Preferred Stock generally will not be subject to U.S. federal income tax if any class of our stock is “regularly traded” on an “established securities market” (each as defined by applicable Treasury regulations), and the fair market value of such non-U.S. holder’s Series A Preferred Stock does not exceed the fair market value of 5 percent of the entire class of Series A Preferred Stock at any time during the five-year period ending either on the date of disposition of such interest or other applicable determination date (if the Series A Preferred Stock were treated as regularly traded on an established securities market) or the regularly traded class of our the corporation’s stock with the lowest fair market value at the time of acquisition of our Series A Preferred Stock and at certain other times described in the applicable Treasury regulations (if the Series A Preferred Stock were not treated as regularly traded on an established securities market), as further described in the applicable Treasury regulations. If the exemption described in the prior sentence were not available and the USRPHC rules applied, a non-U.S. holder would be required to file a U.S. federal income tax return and generally would be subject to U.S. federal income tax as described in the preceding paragraph with respect to its gain on a disposition of our Series A Preferred Stock. In addition, if our Series A Preferred Stock or any other class of outstanding stock were not considered to be regularly traded on an established securities market, a transferee of Series A Preferred Stock could be required to withhold 15% of the proceeds paid to a non-U.S. holder for the Series A Preferred Stock and remit such amount to the IRS. Non-U.S. holders should consult their advisors about the U.S. federal income tax consequences that could result if we are, or become, a USRPHC.

A payment made to you in redemption of the Series A Preferred Stock may be treated as a dividend, rather than as a payment in exchange for the stock, in the circumstances discussed above under “U.S. Holders—Sale or Redemption,” in which event the payment would be subject to tax as discussed above under “Non-U.S. Holders—Distributions.”

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In addition, certain U.S. holders may be subject to backup withholding with respect to such amounts if they do not provide their correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. Non-U.S. holders may be subject to backup withholding unless the non-U.S. holder certifies on IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form) that it is not a U.S. person (and the withholding agent does not have actual knowledge or reason to know that such holder is a U.S. person) or such holder otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder or non-U.S. holder is allowable as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) and related IRS guidance concerning FATCA impose a 30% U.S. withholding tax on dividends in respect of Series A Preferred Stock made to a non-U.S. entity that fails to take required steps to provide information regarding its “United States accounts” or its direct or indirect “substantial United States owners,” as applicable, or to make a required certification that it has no such accounts or owners. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of the Series A Preferred Stock on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. We will not pay any additional amounts to holders of the Series A Preferred Stock in respect of any amounts withheld. Prospective investors are urged to consult their tax advisors regarding the possible implications of these rules for their investment in the Series A Preferred Stock.

Prospective investors should consult their tax advisors about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the Series A Preferred Stock.

PLAN OF DISTRIBUTION

We are offering the shares of our Series A Preferred Stock through placement agents. Subject to the terms and conditions contained in the placement agency agreement, dated August ____, 2020, Keefe, Bruyette & Woods, Inc. and Piper Sandler & Co. have agreed to act as the placement agents for the sale of an aggregate of 2,000,000 shares of our Series A Preferred Stock. The placement agents are not purchasing or selling any shares by this prospectus supplement or the accompanying prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of shares, but have agreed to use reasonable efforts to arrange for the sale of 2,000,000 shares.

The placement agency agreement provides that the obligations of the placement agents and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

We anticipate that the Series A Preferred Stock will be sold in this offering primarily to institutional investors. A purchaser of Series A Preferred Stock who is considered to be an affiliate of the Company may be deemed to be an “underwriter” of those securities under the Securities Act in making re-offers and sales of Series A Preferred Stock. Investors who could be considered affiliates of the Company should consult their legal advisers as to the consequences of being deemed an “underwriter.”

We will enter into purchase agreements with investors in connection with this offering. We reserve the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All funds from any rejected subscription will be returned immediately by us to the applicable investor, without deductions and without interest.

The shares of Series A Preferred Stock sold in this offering will not be listed on NASDAQ or any other stock exchange. We expect that the shares of Series A Preferred Stock will be delivered only in book-entry form through The Depository Trust Company, New York, New York.

Confirmations and copies of this prospectus supplement and the accompanying prospectus will be distributed to all investors who agree to purchase the Series A Preferred Stock, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of 2,000,000 shares of Series A Preferred Stock will take place on or about August ____, 2020. Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares.

We expect to deliver the Series A Preferred Stock to purchasers on or about the fifth business day following the time of sale (“T+5”). Pursuant to Rule 15c6-1(a) under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series A Preferred Stock prior to the delivery date may be required to specify an alternate settlement cycle at the time of trade to prevent a failed settlement. Purchasers who wish to trade the Series A Preferred Stock prior to the delivery date should consult their own advisors.

On the scheduled closing date, the following will occur:

●	we will receive funds in the amount of the aggregate purchase price; and

●	Keefe, Bruyette & Woods, Inc. and Piper Sandler & Co. will receive their respective placement agent fees in accordance with the terms of the placement agency agreement.

We and our executive officers and directors, have entered into lock-up agreements with the placement agents. Under these agreements, we and each of these persons may not, without the prior written approval of the placement agents, subject to limited exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or exercise any right with respect to any of the foregoing, or file any registration statement under the Securities Act, as amended, with respect to any of the foregoing, (ii) enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares of our Series A Preferred Stock, whether any such swap, hedge or transaction is to be settled by delivery of shares of our Series A Preferred Stock or other securities, in cash or otherwise, or (iii) publicly disclose the intention to make any such offer, pledge, sale or other disposition, or to enter into any such swap, hedge, transaction or other arrangement. These restrictions will be in effect for a period of 90 days from the date of the placement agency agreement. At any time and without public notice, the placement agents may, in their sole discretion, release all or some of the securities from these lock-up agreements.

We will pay the placement agents an aggregate commission equal to the greater of (a) the sum of (i) 0.5% of the gross proceeds received by us for shares of Series A Preferred Stock sold to purchasers identified in writing by us prior to commencement of the offering, plus (ii) 3.0% of the gross proceeds received by us from the sale of shares of Series A Preferred Stock to other purchasers in the offering, and (b) $500,000. The following table shows the per share and total cash placement agent’s fees we will pay to the placement agents in connection with the sale of the shares of our Series A Preferred Stock offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares offered hereby on a reasonable efforts basis:

	Per Share	Total
Price to the Public	$	$
Placement Agent Fees	$	$
Proceeds, before expenses, to us	$	$

We will also reimburse the placement agents for their reasonable out-of-pocket fees and expenses incurred by them in connection with this offering. The estimated offering expenses payable by us, in addition to the placement agents’ fees, are approximately $____,000, which includes legal, accounting and printing costs and various other fees associated with the issue and sale of the Series A Preferred Stock.

We have agreed to indemnify the placement agents and their affiliates and controlling persons against certain liabilities. If we are unable to provide this indemnification, we will contribute to the payments the placement agents and their affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.

The placement agents and their affiliates have provided and may continue to provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees. The placement agents and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

The placement agency agreement will be included as an exhibit to our Current Report on Form 8-K that we will file with the SEC in connection with the public announcement of this offering.

Electronic Prospectus Delivery

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by the placement agents. None of the other information appearing on or that can be accessed through websites maintained by either of the placement agents is a part of, or is incorporated by reference into, this prospectus supplement or the accompanying prospectus.

LEGAL MATTERS

Stevens & Lee, P.C., Philadelphia, Pennsylvania will pass upon the validity of the securities offered hereby. Goodwin Procter LLP, Boston, Massachusetts, will act as counsel for the placement agents.

EXPERTS

The consolidated financial statements as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. We file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s website found at www.sec.gov. You can also obtain copies of materials we file with the SEC, free of charge, from our website found at www.myrepublicbank.com. Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus. Our common stock is quoted on the Nasdaq Global Market under the symbol “FRBK.”

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities being offered pursuant to this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus omit certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits thereto, for further information about us and the securities being offered pursuant to this prospectus supplement and the accompanying prospectus. Statements in this prospectus supplement and the accompanying prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•   our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020;

•   our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 11, 2020, and for the quarter ended June 30, 2020, filed with the SEC on August 10, 2020; and

•   our Current Report on Form 8-K filed with the SEC on April 21, 2020;

In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in such forms that are related to such items unless such Form 8-K expressly provides to the contrary) subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date our offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus supplement and the accompanying prospectus.

Any statement contained in this prospectus supplement and the accompanying prospectus, or any free writing prospectus provided in connection with this offering or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus, or any free writing prospectus provided in connection with this offering or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

PROSPECTUS

$200,000,000

REPUBLIC FIRST BANCORP, INC.

Common Stock
Preferred Stock
Warrants
Debt Securities

We may offer and sell any combination of the securities listed above, in one or more offerings, up to a total dollar amount of $200,000,000 (or the equivalent in foreign currency or currency units). We may offer these securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more prospectus supplements. The debt securities, preferred stock and warrants may be convertible or exercisable or exchangeable for debt or equity securities of the Company or of one or more entities.

We will provide the specific terms of the securities offered in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. Please read this prospectus, the applicable supplement and any related free writing prospectus, as well as any documents incorporated by reference in this prospectus or any prospectus supplement, carefully before you invest in any of our securities.

Our common stock is traded on the Nasdaq Global Market under the symbol “FRBK.” On December 3, 2018, the closing price of our common stock on the Nasdaq Global Market was $7.39 per share. You are urged to obtain current market prices of our common stock. The applicable prospectus supplement will contain information, where applicable, as to any listing on the Nasdaq Global Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

The securities may be offered and sold on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Net proceeds from the sale of securities will be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus and in our periodic reports and other information we file with the Securities and Exchange Commission before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is December 3, 2018.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
ABOUT REPUBLIC FIRST BANCORP, INC.	5
RISK FACTORS	5
USE OF PROCEEDS	5
SECURITIES WE MAY OFFER	6
DESCRIPTION OF COMMON STOCK	7
DESCRIPTION OF PREFERRED STOCK	15
DESCRIPTION OF WARRANTS	16
DESCRIPTION OF DEBT SECURITIES	17
PLAN OF DISTRIBUTION	20
LEGAL MATTERS	22
EXPERTS	22

(i)

ABOUT THIS PROSPECTUS

In this prospectus, the “Company,” “we,” “our,” “ours,” and “us” refer to Republic First Bancorp, Inc., which is a bank holding company headquartered in Philadelphia, Pennsylvania, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Republic Bank” or the “Bank” mean Republic First Bank (dba Republic Bank), which is a Pennsylvania state-chartered commercial bank and our wholly owned banking subsidiary.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the “Commission”, utilizing the “shelf” registration process. Under this process, we may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus with a total aggregate principal amount or initial purchase price amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. You should read this prospectus, the prospectus supplement, and the information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for more information. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

The registration statement filed with the Commission that contains this prospectus, including the exhibits and the documents incorporated herein by reference, contains additional information about us and the securities offered under this prospectus and any prospectus supplement. The registration statement can be read at the Commission’s website, our website, or at the Commission’s offices, which are mentioned in this prospectus under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus and in any prospectus supplement or free writing prospectus that we may provide to you in connection with any offering of our securities described in this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

We may sell our securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents which we may designate from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

A prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to be received by the Company. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act”.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act.

This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

We file periodic reports, proxy statements and other information with the Commission. Our filings with the Commission are available to the public over the Internet at the Commission’s website at http://www.sec.gov. Our filings with the Commission are also available to the public on our website at www.myrepublicbank.com, as well as through document retrieval services.

The Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the Commission will automatically update and supersede the information in this prospectus. In all cases, you should rely on the later information to the extent the information on any given topic included in this prospectus is different.

We incorporate by reference the documents listed below and any filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold by us; provided, however, that we are not incorporating any information that is deemed “furnished” in accordance with the Commission’s rules, including, but not limited to, information under Items 2.02 or Item 7.01 of any Current Report on Form 8-K including related exhibits:

●	our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 14, 2018;

●	our Quarterly Reports on Form 10-Q filed on May 9, 2018, August 7, 2018 and November 7, 2018;

●	our Current Reports on Form 8-K filed on April 30, 2018;

●	the description of our common stock contained in our registration statement on Form S-1 as initially filed with the Commission pursuant to the Securities Act on April 23, 2010.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number:

Republic First Bancorp, Inc.
50 South 16th Street, Suite 2400
Philadelphia, Pennsylvania 19102
Attention: Kemma Brown
Telephone: (215) 735-4422

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We are including this statement for the purpose of invoking those safe harbor provisions. Forward-looking statements often include the words “believes,” “continues,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements may include, among other things:

●	statements and assumptions relating to financial performance;

●	statements relating to the anticipated effects on results of operations or financial condition from recent or future developments or events;

●	statements relating to our business and growth strategies and our regulatory capital levels; and

●	any other statements, projections or assumptions that are not historical facts.

Actual future results may differ materially from our forward-looking statements, and we qualify all forward-looking statements by various risks and uncertainties we face, some of which are beyond our control, as well as the assumptions underlying the statements, including, among others, the following factors:

●	the strength of the United States economy in general and the strength of the local economies in which we conduct operations and the impact they may have on us and our customers;

●	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;

●	the overall quality of the composition of our loan and securities portfolios;

●	electronic, cyber and physical security breaches;

●

legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and impending regulations, changes in banking, securities and tax laws and regulations and their application by our regulators, including the Basel III capital requirements, and changes in the scope and cost of Federal Deposit Insurance Corporation (“FDIC”) insurance;

●	the effects of, and changes in, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”);

●	inflation, interest rate, market and monetary fluctuations and their effect on the market value of financial assets;

●	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;

●

the results of examinations of us by the Federal Reserve and of the Bank by the Pennsylvania Department of Banking and Securities and the FDIC, including the possibility that the FDIC may, among other things, require Republic Bank to increase its capital ratios, increase its allowance for loan losses or to write-down assets;

●

risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the loans or other assets, unexpected attrition of the customer base of the acquired institution or branches, and difficulties in integration of the acquired operations;

●	our ability to control operating costs and expenses;

●	our ability to manage delinquency rates;

●	our ability to retain key members of our senior management team;

●	the costs of litigation, including settlements and judgments;

●	the increased competitive pressures among financial services companies;

●

the timely development of and acceptance of new products and services and the perceived overall value of these products and services by businesses and consumers, including the features, pricing and quality compared to our competitors’ products and services;

●	rapid technological changes and developments;

●	changes in consumer and business spending, borrowing and saving habits and demand for financial services in our market area;

●	the ability of key third-party providers to perform their obligations to us;

●

changes in auditing or accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

●	the occurrence of extraordinary events (such as natural disasters, acts of terrorism, wars, or political conflicts);

●

other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere herein or in the documents incorporated by reference herein and in our other filings with the Commission; and

●	our success at managing the risks involved in the foregoing.

Some of these and other factors are discussed in the “Risk Factors” section and elsewhere in this prospectus and in the documents incorporated by reference herein. The development of any or all of these factors could have an adverse impact on our financial position and results of operations.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, unless otherwise required to do so by law or regulation. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or in the documents incorporated by reference herein might not occur, and you should not put undue reliance on any forward-looking statements.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forwarding-looking statements.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate us. Any investor in our common stock should consider all risks and uncertainties disclosed in our filings with the Commission described above under the heading “Where You Can Find More Information,” all of which are accessible on the Commission’s website at http://www.sec.gov.

ABOUT REPUBLIC FIRST BANCORP, INC.

Republic First Bancorp, Inc. is a one-bank holding company organized and incorporated under the laws of the Commonwealth of Pennsylvania. It is comprised of one wholly-owned subsidiary, Republic First Bank, which does business under the name of Republic Bank. Republic Bank is a Pennsylvania state-chartered bank that offers a variety of banking services to individuals and businesses throughout the Greater Philadelphia and South Jersey area through its offices and store locations in Philadelphia, Montgomery, Bucks, and Delaware counties in Pennsylvania and Camden, Burlington and Gloucester counties in New Jersey. The Company also has two unconsolidated subsidiaries, which are statutory trusts established by the Company in connection with its sponsorship of two separate issuances of trust preferred securities. We provide banking services through Republic Bank. We also offer residential mortgage loan services through the Bank’s mortgage division, Oak Mortgage Company, which the Bank acquired on July 28, 2016.

The Company and Republic Bank encounter vigorous competition for market share in the geographic areas they serve from bank holding companies, national, regional and other community banks, thrift institutions, credit unions and other non-bank financial organizations, such as mutual fund companies, insurance companies, mortgage companies and brokerage companies. Additionally, the Company and Republic Bank are subject to federal and state regulations governing virtually all aspects of their activities, including but not limited to, lines of business, liquidity, investments, the payment of dividends and others. Such regulations and the cost of adherence to such regulations can have a significant impact on earnings and financial condition.

As of September 30, 2018, we had total assets of approximately $2.7 billion, total shareholders’ equity of approximately $235.8 million, total deposits of approximately $2.4 billion, net loans receivable of approximately $1.4 billion, and net income of $6.5 million for the nine months ended September 30, 2018. The Company has one reportable segment: community banking. The community banking segment primarily encompasses the commercial loan and deposit activities of Republic Bank, as well as the consumer loan products offered in the areas surrounding our stores, and the residential mortgage activities of Oak Mortgage Company.

Our principal executive offices are located at 50 South 16th Street, Suite 2400, Philadelphia, Pennsylvania 19102. Our Internet address is http://www.myrepublicbank.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed by the Company with the Commission are available free of charge on the Company’s website under the Investor Relations tab. Information on our website should not be treated as part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully read and consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and any updates described in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future, together with information in this prospectus and any other information incorporated by reference into this prospectus. See the section of this prospectus entitled “Where You Can Find More Information.” The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include, among other purposes, contribution to the capital of the Bank to support its lending and investing activities; the repayment of our debt; to support or fund acquisitions of other institutions or branches, if opportunities for such transactions become available; and investments in activities that are permitted for bank holding companies. We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings. The applicable prospectus supplement will provide details on the use of proceeds of any specific offering.

SECURITIES WE MAY OFFER

The securities that may be offered from time to time through this prospectus are:

●	common stock;

●	preferred stock, which we may issue in one or more series;

●	debt securities, which we may issue in one or more series; and

●	warrants entitling the holders to purchase common stock, preferred stock or debt securities.

We will describe the terms of particular securities that we may offer in the future in a prospectus supplement that we will deliver with this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. In each prospectus supplement we will include, if relevant and material, the following information:

●	type and amount of securities that we propose to sell;

●	initial public offering price of the securities;

●	maturity;

●	original issue discount, if any;

●	rates and times of payment of interest, dividends or other payments, if any;

●	redemption, conversion, exercise, exchange, settlement or sinking fund terms, if any;

●	ranking as to priority of payment upon liquidation or right to payment of dividends;

●	voting or other rights, if any;

●

conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

●	names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

●	compensation, if any, of those underwriters, agents or dealers;

●	details regarding over-allotment options, if any;

●	net proceeds to us;

●	information about any securities exchange or automated quotation system on which the securities will be listed or traded;

●	material United States federal income tax considerations applicable to the securities;

●	any material risk factors associated with the securities; and

●	any other material information about the offer and sale of the securities.

In addition, the applicable prospectus supplement and any related free writing prospectus may add, update or change the information contained in this prospectus or in the documents we have incorporated by reference.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary, which includes only those terms of our common stock that we believe will be most important to your decision to invest in our common stock. However, it is our articles of incorporation and bylaws as well as the Pennsylvania Business Corporation Law of 1988, as amended, referred to as the PBCL, and not this summary, which define your rights as a holder of our common stock. This summary is qualified in its entirety by reference to the complete text of these documents and the PBCL, which you should read for a full description of the terms of our common stock. Our articles of incorporation and bylaws are incorporated by reference in this prospectus as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Holders of our common stock are entitled to one vote for every share having voting power on all matters submitted for action by the shareholders. The holders of our common stock do not have cumulative voting rights in the election of directors. Our articles of incorporation provide that certain “business combinations” with “related persons” (each as defined below) may only be authorized if at least 75% of the outstanding shares of “voting stock” (as defined below) held by shareholders other than the “related person” are voted in favor of any such “business combination.” In addition, certain amendments to our articles of incorporation, including amendments relating to our authorized capital stock, “business combinations,” our board of directors, certain duties of our directors, and the indemnification of our directors and officers, may only be authorized if at least 60% of the votes entitled to be cast are voted in favor of such amendments.

Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. While we are not subject to certain restrictions on dividends applicable to a bank, our ability to pay dividends to the holders of our common stock will depend to a large extent upon the amount of dividends paid by Republic Bank to us. Regulatory authorities restrict the amount of cash dividends Republic Bank can declare without prior regulatory approval. Presently, Republic Bank cannot declare dividends in any one year in excess of retained earnings, subject to risk-based capital requirements.

Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and accumulated and unpaid dividends and liquidation preferences on outstanding preferred stock, if any.

Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which our board of directors may designate and issue in the future without further shareholder approval.

Our outstanding shares of common stock are validly issued, fully-paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize our board of directors to fix by resolution the voting rights, designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and other special or relative rights of our preferred stock and any series thereof. Our board of directors has full authority to issue authorized preferred stock from time to time in one or more series, without further shareholder approval.

Anti-Takeover Provisions

Certain provisions of our articles of incorporation, our bylaws and the PBCL could have an anti-takeover effect and could delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of our common stock held by shareholders.

Pennsylvania Anti-Takeover Provisions

Certain anti-takeover provisions of the PBCL apply to Pennsylvania registered corporations (e.g., publicly traded companies) including those relating to (1) control share acquisitions, (2) disgorgement of profits by certain controlling persons, (3) business combination transactions with interested shareholders, and (4) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows corporations to opt-out of these anti-takeover sections. We have opted out of the provision relating to the rights of shareholders to demand fair value for their stock following a control transaction, but have not opted out of any other of these anti-takeover provisions. A general summary of these applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law regarding control share acquisitions relates to the act of acquiring for the first time voting power over voting shares (other than (i) shares owned continuously by the same natural person since January 1, 1988, (ii) shares beneficially owned by any natural person or trust, estate, foundation or similar entity to the extent such shares were acquired solely by gift, inheritance, bequest, device or other testamentary distribution, directly or indirectly, from a natural person who beneficially owned the shares prior to January 1, 1988 or (iii) shares acquired pursuant to a stock split, stock dividend or similar distribution with respect to shares that have been beneficially owned continuously since their issuance by the Company by the shareholder that acquired them from the Company or that were acquired from such shareholder pursuant to (ii) above) equal to: (a) at least 20% but less than 33 1/3%; (b) at least 33 1/3% but less than 50%; or (c) 50% or more of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power or shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, as described below, or until they have been transferred to a person who is not an affiliate of the transferor and does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the question of the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person submitting a bona fide written offer to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired, provided that the control share acquisition is consummated within 90 days after shareholder approval is obtained. Two shareholders’ votes are required to approve the restoration of voting rights. First, the approval of a majority of all voting power must be obtained. Second, the approval of a majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (a) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (b) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average of the high and low public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (a) any person or group directly or indirectly publicly discloses or causes to be disclosed that the person or group may seek to acquire control of the corporation, or (b) a person or group acquires, offers to acquire or directly or indirectly publicly discloses or causes to be disclosed an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period after or within 24 months prior to becoming a controlling person.

Business Combination Transactions with Interested Shareholders. Pennsylvania law regarding business combination transactions with interested shareholders provides that a person who acquires the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors or an affiliate or associate of the Company who at any time within the prior five years was the beneficial owner, directly or indirectly, of 20% of the voting shares of the Company is an “interested shareholder.” A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

●

the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

●	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

●

the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders or their affiliates, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (a) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (b) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Blank Check Preferred Stock

Our articles of incorporation provide for the issuance of preferred stock having terms established by our board of directors without shareholder approval.

Staggered Board of Directors

Our articles of incorporation provide for the classification of the board of directors into three classes with each class serving a staggered three-year term. As a result of this classification, only one third of the entire board of directors stands for election in any one year and a minimum of two annual meetings would be required to elect a majority of the board of directors. This may have the effect of deterring or discouraging, among other things, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of our common stock, and the removal of incumbent management of the Company or Republic Bank.

Calling of Special Meetings of Shareholders

Pursuant to our bylaws, special meetings of shareholders may only be called by the chairman of the board, by the board of directors, or by shareholders entitled to cast at least 20% of the votes entitled to be cast at the meeting, upon payment of reasonably estimated costs of preparing and mailing notice of such meeting. Special meetings that have as their purpose a change in control of the Company, or an amendment to our articles of incorporation or bylaws, may only be called by a majority of our board of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that notice of any proposal by a shareholder which the shareholder desires to submit to a vote at our annual meeting, including any director nominations, must made in compliance with Rule 14a-8 under the Exchange Act which, among other things, provides that proposals must be submitted to our secretary at our registered address no later than 120 calendar days prior to the anniversary of the date our proxy materials were released to shareholders for the previous year’s annual meeting. If notice is not provided in accordance with these provisions a shareholder’s proposal will not appear on the meeting agenda.

Our bylaws also specify requirements as to the contents of the shareholder’s notice or nomination.

Votes Required for Business Combination

Our articles of incorporation provide that certain “business combinations” with “related persons” (each as defined below) may only be authorized if at least 75% of the outstanding shares of “voting stock” (as defined below) held by shareholders other than the “related person” are voted in favor of any such “business combination.” In addition, certain amendments to our articles of incorporation, including amendments relating to our authorized capital stock, “business combinations,” our board of directors, certain duties of our directors, and the indemnification of our directors and officers, may only be authorized if at least 60% of the votes entitled to be cast are voted in favor of such amendments.

The term “business combination” means any of the following:

●	any merger or consolidation of the Company or a subsidiary of the Company with or into a related person,

●

any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any “substantial part” of the assets either of the Company (including without limitation any voting securities of a subsidiary) or of a subsidiary of the Company to a related person,

●	any merger or consolidation of a related person with or into the Company or a subsidiary of the Company,

●

any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any substantial part of the assets of a related person to the Company or a subsidiary of the Company,

●

the issuance of any securities of the Company or a subsidiary of the Company to a related person other than the issuance on a pro rata basis to all holders of shares of the same class pursuant to a stock split or a stock dividend, or a distribution of warrants or rights,

●	any recapitalization that would have the effect of increasing the voting power of a related person, and

●	any agreement, contract or other arrangement providing for any of the transactions described above.

The term “related person” means any individual, corporation, partnership or other person or entity which, together with its “affiliates” and “associates,” becomes the “beneficial owner” of an aggregate of 10% or more of the outstanding voting stock of the Company, and any affiliates or associate of any such individual, corporation, partnership or other person or entity. A person or entity whose acquisitions of voting stock was approved in advance by two-thirds of the continuing directors, or any trustee or fiduciary when acting in such capacity with respect to any employee benefit plan of the Company or a wholly owned subsidiary of the Company would not be considered a “related person.”

The term “voting stock” means all of the outstanding shares of common stock and the outstanding shares of preferred stock entitled to vote on each matter on which the holders of record of common stock shall be entitled to vote, and each reference to a proportion of shares of voting stock shall refer to such proportion of the votes entitled to be cast by such shares.

The term “continuing director” shall mean a director who was a member of our board of directors immediately prior to the time that the related person involved in a business combination became a related person.

The term “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

The term “associate” used to indicate a relationship with any person, means (i) any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Company or any of its or subsidiaries.

The term “beneficial owner” means any person (i) who beneficially owned shares of voting stock within the meaning ascribed in Rule 13d-3 under the Exchange Act, as in effect on the date of adoption of Article VIII of our articles of incorporation, or (ii) who has the right to acquire shares of voting stock (whether or not such right is exercisable immediately) pursuant to any agreement, contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

Board of Directors May Oppose Any Take-Over Offer

Our articles of incorporation provide that the board of directors may, if it deems it advisable, oppose a tender, or other offer for the Company’s securities, whether the contemplated payment is in cash or in the securities of a corporation, or some other form of consideration. When considering whether to oppose an offer, the board of directors may consider any pertinent issues, including any or all of the following:

●	whether the offer price is acceptable based on the historical and present operating results or financial condition of the Company,

●	whether a more favorable price could be obtained for the Company’s securities in the future;

●	the impact which an acquisition of the Company would have on the employees, depositors and customers of the Company and its subsidiaries and the community which they serve;

●

the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the Company and its subsidiaries and the future value of the Company’s stock;

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the value of the securities (if any) which the offeror is offering in exchange for the Company’s securities, based on an analysis of the worth of the Company as compared to the corporation or other entity whose securities are being offered; and

●	any antitrust or other legal and regulatory issues that are raised by the offer.

If the board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including:

●	advising shareholders not to accept the offer,

●	litigation against the offeror,

●	filing complaints with governmental and regulatory authorities,

●	acquiring the Company’s securities,

●	selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto,

●	acquiring a company to create an antitrust or other regulatory problem for the offeror, and

●	obtaining a more favorable offer from another individual or entity.

Ownership Limitation

Our articles of incorporation provide that, except upon the resolution of at least two-thirds of our board of directors, no shareholder may have “holdings” (as defined below) that exceed 10% of the issued and outstanding shares of our common stock. If any shareholder acquires holdings that results in a violation of this provision of our articles of incorporation, our board of directors may:

●	terminate all voting rights attributable to the holdings of such shareholder during the period of violation,

●	commence litigation to require divestiture of such shareholder’s holdings to the extent necessary so that the shareholder would no longer be in violation, or

●	take such other action as is appropriate under the circumstances.

With respect to any shareholder, “holdings” means:

●	the common stock of the Company held of record by the shareholder,

●	the common stock of the Company beneficially owned, directly or indirectly, by the shareholder, and

●

the common stock of the Company held of record or beneficially owned by other shareholders acting together with the shareholder as a group (as defined in Section 13(d) of the Exchange Act) for the purpose of acquiring, holding or disposing of common stock.

Amendments to Articles of Incorporation

Under the PBCL, an amendment to our articles of incorporation requires, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class. The PBCL also provides that our shareholders are not entitled by statute to propose amendments to our articles of incorporation.

Our articles of incorporation provide that, in addition to any affirmative vote required by law, the approval of any amendment to Article V (capital stock), Article VI (no preemptive rights, no cumulative voting), Article VII (board of directors), Article VIII (business combinations), Article IX (constituencies), Article X (indemnification and insurance), Article XI (amendments) and Article XII (ownership limitation) of our articles of incorporation requires the affirmative vote of holders of at least 60% of the votes that all shareholders are entitled to cast thereon. In addition, any amendment to Article VIII (business combinations) of our articles of incorporation requires the affirmative vote of holders of at least 75% of the outstanding shares of voting stock and, if any shareholders are related persons, by the affirmative vote of the holders of not less than 75% of the outstanding shares of voting stock not held by any related persons.

Amendments to Bylaws

Our bylaws provide that our bylaws may be amended or repealed by the affirmative vote of a majority of the board of directors at any regular or special meeting of the board of directors, or by the vote of shareholders holding at least 75% of the total aggregate outstanding shares of the Company’s capital stock, at an annual or special meeting called for such purpose. The PBCL provides that the ability of our board of directors to adopt, amend or repeal our bylaws is subject to the power of our shareholders to change such action. The PBCL also provides that our board of directors does not have the authority to adopt or change a bylaw on specified subjects, including, but not limited to, our authorized capital, the personal liability of directors, various matters relating to our board of directors, and matters relating to the voting rights of shareholders.

Indemnification of Directors and Officers

The PBCL contains provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel and related matters.

Section 1741 of the PBCL authorizes a Pennsylvania corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 1742 of the PBCL further authorizes a Pennsylvania corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743 of the PBCL, to the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 of the PBCL or Section 1742 of the PBCL, or in defense of any claim, issue or matter therein, a Pennsylvania corporation must indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 of the PBCL or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if such a quorum is not obtainable, or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the shareholders.

Section 1745 of the PBCL provides that expenses (including attorneys’ fees) incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding referred to in the applicable Subchapter of the PBCL upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Section 1746 of the PBCL provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by the applicable Subchapter of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Section 1747 of the PBCL grants to a corporation the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity as a representative of the corporation or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person under the applicable Subchapter of the PBCL. Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in the applicable Subchapter of the PBCL to successor corporations in consolidations, mergers or divisions and to representatives serving as fiduciaries of employee benefit plans.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the applicable Subchapter of the PBCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person.

Our articles of incorporation provide that we will indemnify any and all directors and officers of the Company and other persons designated by the board of directors (which may include any person serving at the request of the Company as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise) against liabilities incurred in connection with any proceeding in which the indemnified may be involved as a party or otherwise by reason of the fact that such person is or was serving in such capacity. We are not obligated to indemnify such persons under our articles of incorporation under certain specified circumstances, including when indemnification would be expressly prohibited by applicable law, when the conduct of the indemnified person has been determined to constitute willful misconduct or recklessness in accordance with the dispute resolution provision of our articles of incorporation, or in connection with the receipt by the indemnified person from the Company of a personal benefit to which the indemnified person is not legally entitled. Our bylaws include similar indemnification provisions.

We maintain insurance to cover our directors and officers for liabilities which may be incurred by our directors and officers in the performance of their duties. We have also entered into an employment agreement with our chief executive officer which also provides for indemnification.

Transfer Agent and Registrar

Computershare is the transfer agent and registrar for our common stock.

Restrictions on Ownership

The Bank Holding Company Act of 1956, or the BHC Act, generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of the Company. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of the Company. In addition, the Change in Bank Control Act of 1978, as amended, or the CBC Act, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company, could constitute acquisition of control of the bank holding company.

DESCRIPTION OF PREFERRED STOCK

The complete terms of the preferred stock will be contained in the prospectus supplement and in the applicable amendment to our certificate of incorporation creating one or more series of preferred stock that may be adopted by our board of directors in the future. You should read the applicable amendment to our certificate of incorporation and the prospectus supplement, which will contain additional information and which may update or modify some of the information below.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock, in one or more series, without shareholder approval. As of June 30, 2018, there were no shares of our preferred stock issued and outstanding. Our Board of Directors has the discretion to determine the designations, rights, preferences, privileges, qualifications and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, liquidation preferences and sinking fund terms, of each series of preferred stock, any or all of which may be greater than the rights of the common stock.

Preferred Stock We May Offer

Prior to the issuance of a new series of preferred stock, we will amend our certificate of incorporation by filing a certificate of amendment that will designate the number of shares of that series and the terms of that series. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our Board of Directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

●	the designation, stated value and liquidation preference of such preferred stock and the number of shares offered;

●	the offering price;

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the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

●	any redemption or sinking fund provisions;

●	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

●	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;

●	the voting rights, if any, of shares of such series;

●	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

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the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

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the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

●	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock will, upon issuance, rank senior to the common stock and on a parity in all respects with each other outstanding series of preferred stock. The rights of the holders of our preferred stock will be subordinate to those of our general creditors. The description of any series of preferred stock that may be issued is qualified by reference to the provisions of the applicable certificate of amendment establishing the terms of such series.

The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue, together with other securities or separately, warrants to purchase our common stock or preferred stock. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent would act solely as our agent in connection with the warrants of the series being offered and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

This section, along with the description in the applicable prospectus supplement, is a summary of certain provisions of the forms of warrant agreements and warrant certificates and is not complete. We urge you to read any applicable warrant agreements and warrant certificates, because those documents, and not these descriptions, define your rights as a holder of warrants. We will file copies of the forms of the warrant agreements and warrant certificates as exhibits to the registration statement of which this prospectus is a part or an amendment thereto, or as exhibits to a Current Report on Form 8-K.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

●	the title of the warrants;

●	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

●	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

●	the price or prices at which the warrants will be issued;

●	the aggregate number of warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

●	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

●	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the warrants;

●	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

●	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

●	the maximum or minimum number of warrants which may be exercised at any time;

●	whether the warrants are to be issued in registered or bearer form;

●	whether the warrants are extendible and the period or periods of such extendibility; and

●	information with respect to book-entry procedures, if any.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up, or to exercise voting rights, if any.

Each warrant will entitle the holder thereof to purchase for cash the amount of shares of common stock or preferred stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrant(s).

DESCRIPTION OF DEBT SECURITIES

The following is a description of the material features, terms and provisions of debt securities that we may offer. This summary does not purport to be exhaustive and may not contain all the information that is important to you. Therefore, you should read the applicable prospectus supplement relating to those debt securities and any other offering materials that we may provide.

We may issue debt securities from time to time in one or more series. Unless otherwise stated in the applicable prospectus supplement, we will not be limited in the amount of debt securities that we may issue, and neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning debt securities, you are one of our unsecured creditors.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries (including, without limitation, Republic Bank), except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a shareholder in any distribution of assets of any subsidiary (and thus the ability of holders of debt securities to benefit from such distribution as our creditors) is junior to creditors of each subsidiary, including depositors of Republic Bank.

We may issue senior debt securities or subordinated debt securities under one or separate indentures, which may be supplemented or amended from time to time. Senior debt securities will be issued under one or more senior indentures, and subordinated debt securities will be issued under one or more subordinated indentures. Any senior debt indentures and subordinated debt indentures are referred to individually in this prospectus as the “indenture” and collectively as the “indentures.” The particular terms of a series of debt securities will be described in a prospectus supplement relating to such series of debt securities. Any indentures will be subject to and governed by the Trust Indenture Act, as amended, and may be supplemented or amended from time to time following their execution and will be filed as exhibits to the registration statement of which this prospectus forms a part or incorporated therein by reference. To the extent we desire any debt securities issued to qualify as regulatory capital, such debt securities must conform to the applicable regulations of our primary bank regulators.

Any indentures will contain the full legal text of the matters described in this section of the prospectus. Because this section is a summary, it does not describe every aspect of the debt securities or any applicable indentures. This summary is therefore subject to and is qualified in its entirety by reference to all the provisions of any applicable indenture, including any definitions of terms used in such indenture. Your rights will be defined by the terms of any applicable indenture, not the summary provided herein. This summary is also subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements.

The debt securities may be denominated and payable in U.S. dollars. We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. In addition, we may issue debt securities as part of any units issued by us. All references in this prospectus or any prospectus supplement to other amounts will include premiums, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities. Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. A prospectus supplement relating to an issue of original issue discount securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to original issue discount securities.

We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our preferred stock, common stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our preferred stock, common stock or other securities that holders of the series of debt securities receive would be subject to adjustment.

We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a merger, consolidation, change in control or disposition of substantially all of our assets) that might have an adverse effect on our credit quality.

Terms of Debt Securities to be Included in the Prospectus Supplement

The prospectus supplement relating to any series of debt securities that we may offer will set forth the price or prices at which the debt securities will be offered, and will contain the specific terms of the debt securities of that series. These terms may include, without limitation, the following:

●	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

●	the amount of debt securities issued and any limit on the amount that may be issued;

●	the price(s) (expressed as a percentage of the principal amount) at which the debt securities will be issued;

●	if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity of those debt securities;

●	the maturity date or dates, or the method for determining the maturity date or dates, on which the principal of the debt securities will be payable and any rights of extension;

●	the rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear interest, if any;

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the date or dates from which any interest will accrue and the date or dates on which any interest will be payable, the regular related record dates and whether we may elect to extend or defer such interest payment dates;

●	the place or places where payments will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us may be served;

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the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we are to have such an option;

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our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, or the date and dates on which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

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the currency or currencies in which the debt securities may be purchased, are denominated and are payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions, including whether we or the holders of any such debt securities may elect to receive payments in respect of such debt securities in a currency or currency unit other than that in which such debt securities are stated to be payable;

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whether the amount of payments of principal of and premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies or with reference to changes in prices of particular securities or commodities, and the manner in which the amounts are to be determined;

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any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default, amendments, merger, consolidation and sale, or covenants set forth in the applicable indenture;

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whether the debt securities will be in registered or bearer form or both and, if in registered form, their denominations, if other than $1,000 and any integral multiple thereof, and, if in bearer form, their denominations, if other than $5,000, and the related terms and conditions;

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if the debt securities will be issuable only in global form, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

●	the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture and any additional or different terms on which the series of debt securities may be defeased;

●	whether and the extent to which the debt securities will be guaranteed, any guarantors and the form of any guarantee;

●	whether the debt securities can be converted into or exchanged for other securities of the Company and the related terms and conditions;

●	whether the debt securities will be sold as part of units consisting of debt securities and other securities;

●	whether the debt securities will be issued in certificated or book-entry form;

●	if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered;

●	any trustee, depositary, authenticating agent, paying agent, transfer agent, registrar or other agent with respect to the debt securities; and

●	any other terms of the debt securities.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby, from time to time, by one or more of the following methods, or any combination thereof:

●	to or through underwriters or dealers, with or without an underwriting syndicate, for them to offer and sell to the public;

●	directly to one or more purchasers in negotiated purchases or in competitively bid transactions;

●	through designated agents;

●	directly to holders of warrants exercisable for our securities upon the exercise of such warrants; or

●	through a combination of any of these methods of sale.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. We will set forth the terms of the offering of securities in a prospectus supplement, including:

●	the name or names of any underwriters, dealers, or agents and the type and amounts of securities underwritten or purchased by each of them;

●	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or re-allowed or paid to underwriters or dealers; and

●	any delayed delivery arrangements.

The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, either:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to the prevailing market prices; or

●	at negotiated prices.

Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on the Nasdaq stock exchange. Any common stock sold pursuant to a prospectus supplement will be listed on Nasdaq, subject to official notice of issuance. We may elect to list any series of preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If we use dealers in the sale of securities, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

In connection with any offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases of the offered securities or any underlying securities made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on an exchange or admitted for trading on an automated quotation system, in the over-the-counter market, or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates in connection with those derivatives, then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL MATTERS

Stevens & Lee, P.C., Philadelphia, Pennsylvania, will pass upon certain legal matters with respect to the securities offered by us from time to time pursuant to this prospectus, unless we indicate otherwise in a prospectus supplement. As of November 1, 2018, attorneys employed by that law firm did not beneficially own any shares of our common stock.

The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.

EXPERTS

The financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.